UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under 240.14a-12

CADENCE PHARMACEUTICALS, INC.
Name of Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear fellow stockholder:

The annual meeting of stockholders of Cadence Pharmaceuticals, Inc. will be held at the Homewood Suites by Hilton Hotel, located at 11025 Vista Sorrento Parkway, San Diego, California 92130 on Wednesday, June 13, 2012 at 8:00 a.m., local time, for the following purposes:

1. To elect four (4) directors for a three-year term to expire at the 2015 annual meeting of stockholders.

2. To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000.

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

4. To transact any other business that may be properly brought before the annual meeting or any continuation, adjournment or postponement thereof.

Our board of directors has fixed April 16, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

Accompanying this notice of annual meeting is a proxy. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors

Theodore R. Schroeder President, Chief Executive Officer and Director

San Diego, California

May 4, 2012

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

CADENCE PHARMACEUTICALS, INC.

PROXY STATEMENT FOR THE

2012 ANNUAL MEETING OF STOCKHOLDERS

The board of directors of Cadence Pharmaceuticals, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on Wednesday, June 13, 2012 at 8:00 a.m., local time, at the Homewood Suites by Hilton Hotel, located at 11025 Vista Sorrento Parkway, San Diego, California 92130. If you need directions to the location of the annual meeting, please contact us at (858) 436-1400.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2012 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 4, 2012 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 16, 2012 are entitled to vote at the annual meeting. On this record date, there were 85,539,619 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote. We are also sending along with this proxy statement our 2011 fiscal year annual report, which includes our financial statements.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 13, 2012

Electronic copies of this proxy statement and Cadence’s annual report are available under the Investors, Financial Reports section of our website at www.cadencepharm.com.

What am I voting on?

Proposal 1: Election of Directors. The election of four (4) directors to serve a three-year term. Based upon the recommendation of our nominating/corporate governance committee, our present board of directors has nominated and recommends for election as directors the following persons:

•	Mr. Cam L. Garner

•	Mr. Brian G. Atwood

•	Dr. Samuel L. Barker

•	Mr. Michael L. Eagle

Proposal 2: Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000. A proposal to amend our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000 and the total number of authorized shares from 110,000,000 to 210,000,000.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Other business. To transact any other business that may be properly brought before the annual meeting or any continuation, adjournment or postponement thereof.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the four directors nominated by our board of directors and named in this proxy statement.

•	FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000.

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

How many votes do I have?

Each share of our common stock that you own as of April 16, 2012 entitles you to one vote.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend or vote at the meeting.

If you properly complete your proxy card and send it to us in time to vote, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be voted as recommended by our board of directors.

If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Hazel M. Aker, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

How do I vote in person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 16, 2012, the record date for voting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of a majority of our outstanding common stock, or approximately 42,769,810 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The four nominees who receive the most votes will be elected.

Proposal 2: Amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000. The amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the record date.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP will require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

What is the effect of abstentions and broker non-votes?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have approved the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock (Proposal 2) and have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm (Proposal 3). However, because directors are elected by a plurality of votes cast, an abstention on this proposal (Proposal 1) will not have an effect on the outcome of this vote.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. The election of directors (Proposal 1) is not a routine matter and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. The approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock (Proposal 2) and the ratification of the selection of an independent registered public accounting firm (Proposal 3) are considered routine matters on which a broker or other nominee has discretionary authority to vote.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will pay these directors, officers and other employees no additional compensation for these services. We have retained the services of MacKenzie Partners, Inc. to assist us in the distribution and solicitation of proxies and have agreed to pay MacKenzie Partners, Inc. an estimated fee of approximately $5,000 plus expenses for its services. We may reimburse banks, brokers and other institutions, nominees and fiduciaries for their expenses in forwarding these proxy materials to their principals and to obtain authority to execute proxies.

How do I obtain an Annual Report on Form 10-K?

Our 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011 that we filed with the Securities and Exchange Commission, or SEC, is included in this mailing. If you would like an additional copy of our Annual Report on Form 10-K, we will send you one without charge. Please write to:

Investor Relations

Cadence Pharmaceuticals, Inc.

12481 High Bluff Drive, Suite 200

San Diego, California 92130

or

ir@cadencepharm.com

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors has fixed the number of directors at ten. Under our charter, our board is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for the four nominees for director named below, whose terms expire at this annual meeting and who will be elected for a new three-year term and until their successors are elected and qualified. Each nominee has consented to serve, if elected. If no contrary indication is made, proxies in the accompanying form are to be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election  (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

Nominees for Director

The following table lists the persons recommended by the nominating and governance committee and nominated by the board to be elected as directors and their ages as of April 1, 2012:

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2015 Annual Meeting of Stockholders

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since
Cam L. Garner Age: 63	Director, Chairman of the Board of Directors Chairman, Compensation Committee

Mr. Garner, who is one of our co-founders, was Chief Executive Officer of Dura Pharmaceuticals, Inc., a pharmaceutical company, from 1989 to 1995 and Chairman and Chief Executive Officer of Dura from 1995 until it was sold to Elan Pharmaceuticals, Inc. in November 2000. Mr. Garner also co-founded specialty pharmaceutical companies Verus Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Zogenix, Inc., Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc., Meritage Pharma, Inc., Neurelis, Inc., DJ Pharma (sold to Biovail Corporation in 2000) and Xcel Pharmaceuticals, Inc. (acquired by Valeant Pharmaceuticals International in March 2005). Mr. Garner received an M.B.A. from Baldwin-Wallace College and a B.A. in biology from Virginia Wesleyan College.

Mr. Garner is currently a member of the board of directors of privately-held Aegis Therapeutics, Inc. and Neurelis, Inc., and he is chairman and a member of the board of directors of publicly held Zogenix and three other privately-held companies: Evoke, Elevation and Meritage. He previously served on the board of directors of Somaxon, Favrille, Inc., Pharmion Corporation, SkinMedica, Inc., Verus Pharmaceuticals and Xcel Pharmaceuticals. Mr. Garner is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

2004

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since
As one of our co-founders and having served as our chairman since May 2004, Mr. Garner’s extensive knowledge of our business, history and culture, his extensive experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, contribute to our conclusion that he should serve as a director of our company.

Brian G. Atwood Age: 59	Director Chairman, Nominating / Corporate Governance Committee

Since 1999, Mr. Atwood has served as a Managing Director of Versant Ventures I, LLC, Versant Ventures II, LLC and Versant Ventures III, LLC. (Versant Ventures is a venture capital firm focusing on healthcare that he co-founded). Prior to founding Versant Ventures, Mr. Atwood served as a general partner of Brentwood Associates, a venture capital firm. He was also founder, President and Chief Executive Officer of Glycomed, Inc. Mr. Atwood received a B.S. in biological sciences from the University of California, Irvine, an M.S. in ecology from the University of California, Davis, and an M.B.A. from Harvard University.

Mr. Atwood is currently a member of the board of directors of Clovis Oncology, Inc., a publicly held company, where he is also a member of the audit committee, and Trius Therapeutics, Inc., a publicly held company, where he is also a member of the audit committee. Mr. Atwood is also currently a member of the board of directors of seven privately-held companies: Five Prime Therapeutics, Inc., Groove BioPharma Corporation (formerly Mirina Corporation), Immune Design Corporation, OpGen, Inc., PhaseRx, Inc., Spark Diagnostics, Inc. and Veracyte, Inc. He was previously a member of the board of directors of Helicos BioSciences Corporation and Pharmion Corporation. Mr. Atwood also serves on the Dean’s Advisory Board, School of Biological Sciences, University of California, Irvine. Mr. Atwood is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Mr. Atwood’s extensive experience as a director of numerous publicly-traded and privately-held companies, as well as his experience founding and serving as president and CEO for a successful biopharmaceutical company, contribute to our conclusion that he should serve as a director of our company.

2006

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since
Samuel L. Barker Age: 69	Director Member, Compensation Committee	In March 2001, Dr. Barker co-founded Clearview Projects, Inc., a provider of partnering and transaction services to biopharmaceutical companies, and has served as a principal since that time. Dr. Barker also served as President and Chief Executive Officer of Clearview Projects from July 2003 to November 2004. Dr. Barker served in a series of leadership positions at Bristol-Myers Squibb Company until his retirement in 1999. His positions at Bristol-Myers Squibb included service as Executive Vice President, Worldwide Franchise Management and Strategy during 1998, President, United States Pharmaceuticals from 1992 to 1997, and President, Bristol-Myers Squibb Intercontinental Commercial Operations from 1990 to 1992. Prior to 1990, Dr. Barker held executive positions in research and development, manufacturing, finance, business development and sales and marketing at Squibb Pharmaceuticals. Dr. Barker received a B.S. from Henderson State College, an M.S. from the University of Arkansas and a Ph.D. from Purdue University.	2008

Dr. Barker is currently a member of the board of directors of Lexicon Pharmaceuticals Inc., a publicly-held biopharmaceutical company, where he also serves as chairman of the audit committee and as a member of the compensation committee. Previously, Dr. Barker was a member of the board of directors of Atherogenics, Inc. Mr. Barker is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Dr. Barker’s considerable experience in senior leadership positions in global pharmaceutical companies, as well as his expertise in pharmaceutical marketing, sales, manufacturing and operations, contributes to our conclusion that he should serve as a director of our company.

Michael L. Eagle Age: 64	Director Member, Audit Committee	Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Since retiring from Eli Lilly, he has served as a founding member of Barnard Life Sciences, LLC. Mr. Eagle received his B.S. degree in mechanical engineering from Kettering University and an M.B.A. from the Krannert School of Management at Purdue University.	2010

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since

Mr. Eagle is currently a member of the boards of directors of Somaxon Pharmaceuticals, Inc., a specialty pharmaceutical company, where he also serves on the audit and compensation committees, and Hansen Medical, Inc. Previously, he was a member of the board of directors of Favrille, Inc., Fusion Medical Technologies, Inc., Micrus Endovascular Corporation and Xtent, Inc. He also currently serves on the Board of Trustees of the La Jolla Playhouse and Futures for Children. Mr. Eagle is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

With more than 35 years of experience in executive management and engineering, primarily focused on the manufacture of pharmaceutical products and medical devices, Mr. Eagle’s expertise in addressing complex manufacturing and supply chain issues, as well as extensive executive leadership skills, contribute to our conclusion that he should serve as a director of our company.

Members of the Board of Directors

Members of our board of directors that are continuing in office, and their ages as of April 1, 2012, are listed below:

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2013 Annual Meeting of Stockholders

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since
Michael A. Berman, M.D. Age: 69	Director Member, Nominating / Corporate Governance Committee	Since 2005, Dr. Berman has served as President and Chief Executive Officer of the Michael A. Berman Group, Inc., a consulting firm, and as a consultant for Stockamp and Associates, Inc. (part of Huron Corporation), a business process consulting firm, both specializing in the healthcare industry, as well as for McKinsey & Company, a worldwide consulting firm. Since January 2012, Dr. Berman has also served as the Interim CEO of the Yale Medical Group. From October 1999 to January 2005, Dr. Berman served as Executive Vice President and Director of New York Presbyterian Hospital and from September 1997 to October 1999 as its Senior Vice President and Chief Medical Officer. From April 1984 to September 1997, Dr. Berman served as Professor and Chairman of the Department of Pediatrics at the University of Maryland School of Medicine. He has been a cardiovascular consultant for various for-profit healthcare companies, including AmCath, North American Phillips,	2006

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since

Baird Atomic, Johnson & Johnson, Arrow International, and NuMed. Dr. Berman has received awards and recognition from the American Heart Association’s Maryland Chapter, the Children’s Cancer Foundation, and the Society of Pediatric Research. In 1973, Dr. Berman invented the Berman Angiographic Balloon Catheter. He is a Fellow of both the American College of Cardiology and the American Academy of Pediatrics. Dr. Berman received an M.D. from the State University of New York Upstate Medical University at Syracuse, and completed an internship in the Department of Pediatrics at Johns Hopkins Hospital.

Since 2005, Dr. Berman has served as Chairman of the Board of US Invest Group. Dr. Berman is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Dr. Berman’s significant experience as a physician and senior executive in large healthcare organizations, and his knowledge of the company’s industry sector, contribute to our conclusion that he should serve as a director of our company.

Todd W. Rich, M.D. Age: 56	Director Member, Nominating / Corporate Governance Committee

Dr. Rich is currently Senior Vice President and Global Head of Clinical Operations and Quality of Genentech, Inc., a leading biotechnology company. From July 2006 until June 2009, Dr. Rich served as Vice President, Development Regulatory, Medical Information, Drug Safety, Quality and Compliance of Genentech. He has served in various other leadership positions with Genentech since 1992, including as Vice President, Clinical and Commercial Regulatory Affairs from April 2005 to June 2006, as Senior Director, Clinical Regulatory Affairs from September 2001 to March 2005, as Senior Director, Product Development from 2000 to September 2001, as Director of Product Experience from 1997 to 2000, and as Senior Manager, New Product Planning and Health Economics from 1992 to 1997. Dr. Rich received a B.A. in biology from Amherst College, an M.D. from Wayne State University, and an M.B.A. from Stanford University. Dr. Rich is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Dr. Rich’s experience in senior medical, regulatory and quality leadership positions in a large, publicly-traded pharmaceutical company, his relevant industry experience and a thorough knowledge of the pharmaceutical product development process, contribute to our conclusion that he should serve as a director of our company.

2008

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since
Theodore R. Schroeder Age: 57	President, Chief Executive Officer and Director

Mr. Schroeder is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in May 2004. Mr. Schroeder served as Senior Vice President, North American Sales and Marketing, of Elan Pharmaceuticals, Inc., a neuroscience-based pharmaceutical company, from August 2002 to February 2004. From February 2001 to August 2002, Mr. Schroeder served as General Manager of the Hospital Products Business Unit at Elan. Mr. Schroeder held the position of Senior Director of Marketing Hospital Products at Dura Pharmaceuticals, Inc., a specialty respiratory pharmaceutical and pulmonary drug delivery company, from May 1999 to November 2000 until its acquisition by Elan. Prior to joining Dura, Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb Company, a global pharmaceutical company. He received a B.S. in management from Rutgers University.

Mr. Schroeder is currently a member of the board of directors of Trius Therapeutics, Inc., a public pharmaceutical company, where he is also chairman of the compensation committee, Sharp HealthCare Foundation, a non-profit philanthropic organization, and Biocom, a regional life science trade association, where he is a member of the executive committee.

As one of our co-founders and having served as our President and CEO since May 2004, Mr. Schroeder’s extensive knowledge of our business, history and culture, as well as over 25 years of experience in the pharmaceutical industry, contribute to our conclusion that he should serve as a director of our company.

2004

Term Expiring at the 2014 Annual Meeting of Stockholders

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since
James C. Blair Age: 72	Director Member, Compensation Committee	Since 1985, Dr. Blair has served as a Partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. In the course of his more than forty years’ experience in the venture capital industry, he has been involved in the creation and successful development of over forty life sciences ventures, including Amgen, Inc., Aurora Biosciences Corporation, Amylin Pharmaceuticals, Inc., Applied Biosystems, Inc., Dura Pharmaceuticals, GeneOhm Sciences, Inc., Molecular Dynamics, Inc., NuVasive, Inc., Volcano Corporation, and Pharmion Corporation. Dr. Blair received a B.S.E. degree from Princeton University and an M.S.E. & Ph.D. from the University of Pennsylvania.	2005

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since

Dr. Blair is currently a member of the board of directors of Zogenix, Inc., where he also serves on the compensation committee, and Clovis Oncology, Inc., where he also serves on the compensation committee. Dr. Blair is also on the board of directors of seven privately-held companies and the Prostate Cancer Foundation, a non-profit organization. He serves on the advisory boards of the Department of Molecular Biology at Princeton University, the Stevens Institute for Innovation at the University of Southern California, the Division of Chemistry and Chemical Engineering at the California Institute of Technology and the Caltech Innovation Initiative. Dr. Blair is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

With more than 40 years of experience at the board level with venture and emerging growth companies, Dr. Blair’s extensive expertise in the evaluation of financing alternatives, strategic planning for life sciences companies, and substantial executive leadership skills, contribute to our conclusion that he should serve as a director of our company.

Alan D. Frazier Age: 60	Director Member, Audit Committee

In 1991, Mr. Frazier founded Frazier Healthcare, a venture capital firm, and has served as the managing partner since its inception. From 1983 to 1991, Mr. Frazier served as Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a biopharmaceutical company. From 1980 to 1983, Mr. Frazier was a principal in the Audit Department of Arthur Young & Company, which is now Ernst & Young LLP. Mr. Frazier received a B.A. in economics from the University of Washington.

Mr. Frazier is currently a member of the board of directors of Alexza Pharmaceuticals, Inc., a publicly-held specialty pharmaceutical company, where he also serves on the audit committee, and two privately-held companies: Ascension Orthopedics, Inc., a medical device company, and TridentUSA Health Services, LLP, a nationwide provider of bedside diagnostics to alternate site facilities. Previously, he was a member of the board of directors of Rigel Pharmaceuticals, Inc. He is also a member of the University of Washington Medicine Board, the University of Washington Medicine Strategic Initiatives Committee and the Board of Directors of the Washington Biotechnology and Biomedical Association. Mr. Frazier also serves on the Board of Trustees of the Western Washington University Foundation, and Amara Parenting and Adoption Services. Mr. Frazier is

2006

Name and Age	Current Position with Cadence	Business Experience During Past Five Years and Other Directorships	Director Since

independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Mr. Frazier’s background as chief financial officer of a large, publicly-traded company, as an auditor and certified public accountant with a national accounting firm, and his experience as a venture capitalist focused in the biopharmaceutical industry, bring to our board critical skills related to financial oversight of complex organizations, financing and strategic planning, and contribute to our conclusion that he should serve as a director of our company.

Christopher J. Twomey Age: 52	Director Chairman, Audit Committee

Mr. Twomey joined Biosite Incorporated, a medical diagnostic company, in March 1990 and served as its Senior Vice President, Finance and Chief Financial Officer until his retirement in 2007. From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an Audit Manager. Mr. Twomey, who serves as our audit committee’s designated “audit committee financial expert,” was a certified public accountant from 1981 to 1991, and received a B.A. in business economics from the University of California at Santa Barbara.

Mr. Twomey is currently a member of the board of directors of Senomyx, Inc., a publicly-traded company, where he serves as Chair of the audit committee and as a member of the governance and nominating committee. Mr. Twomey is also currently a director of two non-profit public benefit entities. Mr. Twomey is independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards, and qualifies as an “audit committee financial expert” as defined under regulations promulgated by the SEC.

Mr. Twomey’s experience as a former chief financial officer of a publicly-traded company in the healthcare industry and in auditing internal control systems while at Ernst & Young, as well as his expertise in management, accounting, treasury, and finance functions, contribute to our conclusion that he should serve as a director of our company.

2006

Vote Required; Recommendation of the Board of Directors

Provided that a quorum of stockholders is present at the meeting in person or by proxy, directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MR. GARNER, MR. ATWOOD, DR. BARKER AND

MR. EAGLE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO

VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Our board of directors has determined that the members of our board of directors, with the exception of Mr. Schroeder, who does not serve on our audit committee, compensation committee, or nominating/corporate governance committee, are independent within the meaning of the independent director standards of the SEC and under the Nasdaq Stock Market qualification standards.

Board Leadership Structure

Our board of directors consists of our president and chief executive officer, Mr. Schroeder, and nine independent directors. We separate the roles of chief executive officer and chairman of the board of directors in recognition of the differences between the two roles. Mr. Schroeder is responsible for setting the strategic direction for our company and the day to day leadership and performance of the company, while Mr. Garner, our chairman, provides guidance to the chief executive officer, sets the agenda for meetings of the board of directors and presides over those meetings. We believe that our current leadership structure, the number of independent, experienced directors that make up our board, and the independent leadership of our board of directors by our non-executive chairman, benefit our company and its stockholders.

Role of the Board in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees the company’s management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. In addition, we have established an anonymous and confidential ethics reporting system, which allows members of the public and employees to submit concerns regarding suspected violations of the laws, rules, regulations or policies that apply to our company directly to the audit committee and our compliance officer. Our audit committee also oversees risks relating to our investments and is responsible for reviewing and approving related person transactions. The compensation committee is responsible for assessing whether any of the company’s compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks, and through periodic review of extensive risk factor sections of our annual and quarterly reports filed with the SEC. Matters of significant strategic risk are considered by our board as a whole.

Meetings of the Board of Directors

During fiscal year 2011, our board of directors met six times (including telephonic meetings). Each director attended at least 75% of the meetings held while he or she was a director, either in person or by teleconference. Additionally, each director attended at least 75% of the meetings for each committee on which they served, except for Dr. Berman who missed one of three meetings of the Nominating/Corporate Governance Committee. As required under the Nasdaq Stock Market qualification standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Information Regarding Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter is available on our website at www.cadencepharm.com by selecting “Investors” on our web page, followed by the “Corporate Governance” tab, and subsequently selecting the “Essential Governance Documents” hyperlink. The members of the committees are identified in the following table:

Name	Audit Committee	Compensation Committee	Nominating / Corporate Governance Committee
Cam L. Garner		Chairman
Brian G. Atwood			Chairman
Samuel L. Barker, Ph.D.		X
Michael A. Berman, M.D.			X
James C. Blair, Ph.D.		X
Michael L. Eagle	X
Alan D. Frazier	X
Todd W. Rich, M.D.			X
Theodore R. Schroeder
Christopher J. Twomey	Chairman

Audit Committee

The audit committee of our board of directors, which consists of Messrs. Twomey (chairman), Eagle and Frazier, met four times (including telephonic meetings) during fiscal year 2011. The audit committee is governed by a written charter adopted by our board of directors and its main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions; and

•	reviewing and monitoring compliance with our code of conduct and ethics and other legal and regulatory compliance policies.

Our board of directors has determined that all members of our audit committee meet the applicable tests for independence and the requirements for financial literacy, as defined in the Nasdaq Stock Market qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In particular, our board has determined that although Mr. Frazier falls outside the safe harbor provisions of Rule 10A-3(e)(l)(ii) under the Exchange Act, he nevertheless meets the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that Mr. Twomey qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee. The board has adopted a written charter for the audit committee that details the responsibilities of the audit committee, which was amended on March 16, 2011.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of the company’s board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board 3526 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in the company’s annual report for the year ended December 31, 2011. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for our 2012 fiscal year.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

AUDIT COMMITTEE

Mr. Christopher J. Twomey, Chairman

Mr. Michael L. Eagle

Mr. Alan D. Frazier

Compensation Committee

The compensation committee of our board of directors consists of Mr. Garner (chairman) and Drs. Barker and Blair. During fiscal year 2011, the compensation committee met five times (including telephonic meetings). The committee’s purpose is to provide recommendations to the board of directors in determining the compensation and benefit plans for our senior management and directors. The compensation committee is governed by a written charter, approved by our board of directors, and its responsibilities include:

•	reviewing and recommending compensation and benefit plans for our senior management and compensation policies for members of our board of directors and board committees;

•	establishing the company’s compensation equity strategy, including dilution management;

•	reviewing the terms of employment agreements and other arrangements with our officers;

•	setting corporate performance goals and assessing the performance of the corporation against these goals;

•	reviewing the performance of our officers against their individual performance goals;

•	evaluating the competitiveness of our compensation plans for our executives and board of directors;

•	reviewing the company’s compensation risk to ensure the appropriate balance between short- and long-term risk management for our stockholders;

•	preparing the report that the SEC requires in our annual proxy statement.

Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The board has adopted a written charter for the compensation committee, which was amended on March 14, 2012, which details the responsibilities of the compensation committee.

Compensation Committee Interlocks and Insider Participation

Mr. Garner (chairman) and Dr. Blair have served on our compensation committee since our 2006 fiscal year and Dr. Barker has served on the committee since 2009. No member of the compensation committee was at any time during the 2011 fiscal year, or at any other time, an officer or employee of the company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

Compensation Policies and Practices as They Relate to Risk Management

Management periodically assesses our compensation programs for all employees for purposes of reviewing these policies and programs to assess whether they create risks that are reasonably likely to have a material adverse effect on our company. As part of that assessment, management reviews the primary elements of our compensation programs, the relationship between such programs and the enterprise risks faced by our company, and the design features of each such program that serve to control potential risks to our company that could arise from our compensation programs. Following the last such assessment, in March 2011, management determined that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company and reported the results of its assessment to the compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2011 contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed by us with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

COMPENSATION COMMITTEE

Mr. Cam L. Garner, Chairman

Dr. Samuel L. Barker

Dr. James C. Blair

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors, which consists of Mr. Atwood (chair) and Drs. Berman and Rich, met three times during fiscal year 2011. The committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee is governed by a written charter, approved by our board of directors, and its responsibilities include:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing and recommending a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The board has adopted a written charter for the nominating/corporate governance committee, which was amended on January 26, 2011, that details the responsibilities of the nominating/corporate governance committee.

Corporate Governance Guidelines

We have been committed to having sound corporate governance principles since our inception, and in 2006 we adopted formal corporate governance standards, which were amended in January 2009. We have reviewed internally and with the board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Nasdaq Global Market’s listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.cadencepharm.com. However, the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Investor Relations, Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130.

Director Nomination Process

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. While the company does not have a policy regarding board diversity, it is one of a number of factors that the Nominating/Corporate Governance Committee takes into account in identifying nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating/corporate governance committee believes it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors.

In considering whether to recommend any candidate for inclusion in the board of director’s slate of recommended director nominees, including candidates recommended by stockholders, the nominating/corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria, which are intended to promote diversity of views and experience, include the following:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	experience in our industry;

•	experience with relevant social policy concerns;

•	experience as a board member of another publicly-held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. To date, the nominating/corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations. Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (1) the stockholders’ name and contact information, as they appear on our books; (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (3) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (4) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of the nomination; (5) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2013 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to our officers, directors and employees. This Code of Business Conduct and Ethics, which was amended by our board of directors on November 18, 2009, contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Code of Business Conduct and Ethics is available on our website at www.cadencepharm.com by selecting “Investors” on our web page, followed by the “Corporate Governance” tab and subsequently selecting the “Essential Governance Documents” hyperlink.

Stockholder Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Compensation of Directors

We compensate non-employee directors for their service on our board of directors, but do not pay director fees to our directors who are our employees. Each non-employee director is entitled to receive the following compensation components, in addition to reimbursement for out-of-pocket expenses:

Cash Component—Each non-employee director is eligible to receive the following:

•	each director receives an annual retainer of $40,000;

•	the chairman of the board receives an additional annual retainer of $60,000;

•

an additional annual retainer is paid to the non-employee director serving as (1) the chairman of our audit committee equal to $25,000, (2) the chairman of our compensation committee equal to $15,000, and (3) the chairman of our nominating/corporate governance committee equal to $10,000;

•

audit, compensation and nominating/corporate governance committee members (other than the committee chairmen) receive an additional annual retainer equal to $10,000 for audit committee members, $7,500 for compensation committee members and $5,000 for nominating/corporate governance committee members.

Fees are paid to our non-employee directors in four equal quarterly installments. In addition, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors.

Equity Component—Any non-employee director when first elected or appointed to our board of directors is granted a non-qualified option to purchase 25,000 shares of our common stock on the date of his or her initial election or appointment. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant. In addition, on the date of each annual meeting of our stockholders, each non-employee director is eligible to receive a non-qualified option to purchase an additional 17,500 shares of our common stock.

The initial options granted to non-employee directors described above will vest in 36 equal monthly installments on the first day of each calendar month subsequent to the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in twelve equal monthly installments on the first day of each calendar month subsequent to the date of grant, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to non-employee directors shall be ten years.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of the then-sitting directors attended the company’s last annual meeting in 2011.

Director Compensation Table

The following table sets forth compensation information with respect to all of our non-employee directors for amounts earned during 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Cam L. Garner	$109,667	$—	$71,259	$—	$—	$—	$180,926
Brian G. Atwood	$46,333	$—	$71,259	$—	$—	$—	$117,592
Samuel L. Barker, Ph.D.	$43,833	$—	$71,259	$—	$—	$—	$115,092
Michael A. Berman, M.D.	$42,333	$—	$71,259	$—	$—	$—	$113,592
James C. Blair, Ph.D.	$43,833	$—	$71,259	$—	$—	$—	$115,092
Michael L. Eagle	$46,000	$—	$71,259	$—	$—	$—	$117,259
Alan D. Frazier	$46,000	$—	$71,259	$—	$—	$—	$117,259
Todd W. Rich, M.D.	$42,333	$—	$71,259	$—	$—	$—	$113,592
Christopher J. Twomey	$59,667	$—	$71,259	$—	$—	$—	$130,926

(1)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our non-employee directors. These amounts reflect the grant date fair value of the options awarded to each of our non-employee directors during 2011, calculated using the Black-Scholes option pricing model. Information regarding assumptions made in valuing the option grants under this model can be found in Note 2 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 13, 2012. The aggregate number of shares subject to stock options outstanding at December 31, 2011 for each of our non-employee directors is as follows:

Name	Aggregate number of Stock Awards Outstanding at December 31, 2011 (#)	Aggregate number of Option Awards Outstanding at December 31, 2011 (#)
Cam L. Garner	—	62,500
Brian G. Atwood	—	87,500
Samuel L. Barker, Ph.D.	—	87,500
Michael A. Berman, M.D.	—	87,500
James C. Blair, Ph.D.	—	62,500
Michael L. Eagle	—	37,500
Alan D. Frazier	—	87,500
Todd W. Rich, M.D.	—	62,500
Christopher J. Twomey	—	62,500

PROPOSAL 2:

APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK

Our board of directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized number of shares of common stock from 100,000,000 shares to 200,000,000 shares and the total number of authorized shares from 110,000,000 to 210,000,000.

The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and the voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As of April 16, 2012, we had 85,539,619 shares of common stock outstanding, and our board of directors had reserved an aggregate of 7,572,754 shares of common stock for issuance under our equity incentive plans. Of this number, 7,569,004 shares were reserved for issuance upon exercise of stock options that were currently outstanding and 3,750 shares were reserved for issuance upon vesting of outstanding restricted stock units. In addition, our board of directors had reserved 6,483,332 shares of common stock which may be issued upon the exercise of outstanding warrants. Moreover, our board of directors had authorized an additional 4,722,059 shares for future issuance under our equity incentive plans, of which 2,512,008 shares were subject to stock options that are currently outstanding, however, none of these shares has been reserved by our board of directors and their reservation and issuance is subject to stockholder approval of an amendment to our amended and restated certificate of incorporation to increase our authorized shares of common stock. If this Proposal 2 is approved, our board of directors intends to reserve these shares for future issuance.

Although, at present, our board of directors has no plans to issue the additional shares of common stock other than the shares to be reserved in connection with our equity incentive plans, it desires to have the shares available to provide additional flexibility to use our capital stock for business and financial purposes in the future. Our board of directors believes that the ability to grant equity awards should be a significant component of our executive compensation strategy and is important to ensure alignment between executive compensation and the long-term financial interests of our stockholders. Aside from our equity incentive plans, the additional shares may be used for various purposes without further stockholder approval. These purposes may include raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of our company. For example, without further stockholder approval, our board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the board of directors currently aware of any such attempts directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control of our company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote will be required to approve this amendment to our Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK. PROXIES SOCLITED BY THE

BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY

OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since our inception in 2004. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by Delaware law, the company’s restated certificate of incorporation, or our amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes.

Independent Registered Public Accountant Fees and Services

The following table represents aggregate fees billed to the company for services related to the fiscal years ended December 31, 2011 and 2010, by Ernst & Young LLP, the company’s independent registered public accounting firm.

	2011	2010
Audit Fees(1)	$622,516	$401,805
Audit-Related Fees(2)	—	7,010
Tax Fees	—	—
All Other Fees(3)	—	—

	$622,516	$408,815

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP, including out-of-pocket expenses. The amounts presented relate to the audit of our annual financial statements, review of our registration statements on Form S-8 and S-3, our prospectus supplement and the related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services performed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and are not reported as Audit Fees, including out-of-pocket expenses. The amounts presented are related to consultation on the accounting treatment or disclosure of transactions or events.

(3)

All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions. There were no such fees incurred during 2011 and 2010.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit- related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted toward a quorum but not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 1, 2012, are as follows:

Name	Age	Position
Theodore R. Schroeder	57	President, Chief Executive Officer and Director
William R. LaRue	60	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
James B. Breitmeyer, M.D., Ph.D.	58	Executive Vice President, Development and Chief Medical Officer
Scott A. Byrd	42	Senior Vice President, Chief Commercial Officer
Hazel M. Aker, J.D.	56	Senior Vice President, General Counsel and Secretary; Compliance Officer

The biography of Mr. Schroeder can be found under “Proposal 1—Election of Directors.”

MR. WILLIAM R. LARUE has served as our Senior Vice President, Chief Financial Officer and Treasurer since June 2006, as our Secretary from June 2006 through April 2007, and as Assistant Secretary since April 2007. From April 2001 to May 2006, Mr. LaRue served as Senior Vice President and Chief Financial Officer of Micromet, Inc., formerly CancerVax Corporation, a biotechnology company focused on the treatment and control of cancer. From March 2000 to February 2001, Mr. LaRue served as Executive Vice President and Chief Financial Officer of eHelp Corporation, a provider of user assistance software. From January 1997 to February 2000, Mr. LaRue served as Vice President and Treasurer of Safeskin Corporation, a medical device company, and from January 1993 to January 1997, he served as Treasurer of GDE Systems, Inc., a high technology electronic systems company. Mr. LaRue also serves on the board of directors of Neurelis, Inc., a privately-held company. Mr. LaRue received a B.S. in business administration and an M.B.A. from the University of Southern California.

DR. JAMES B. BREITMEYER has served as our Executive Vice President, Development and Chief Medical Officer since August 2006. From December 2001 to August 2006, Dr. Breitmeyer served as Chief Medical Officer and Vice President, Pharmaceutical Operations of Applied Molecular Evolution, a wholly-owned subsidiary of Eli Lilly and Company, a global pharmaceutical company. From February 2000 to July 2001, Dr. Breitmeyer was the President and Chief Executive Officer of the Harvard Clinical Research Institute. Prior to February 2000, Dr. Breitmeyer held various positions of increasing responsibility including Senior Vice President and Chief Medical Officer of Serono International S.A., a global biopharmaceutical company. Dr. Breitmeyer holds a B.A. in chemistry from the University of California, Santa Cruz, and an M.D. and Ph.D. from Washington University School of Medicine.

MR. SCOTT A. BYRD has served as our Senior Vice President, Chief Commercial Officer since June 2009. Previously, Mr. Byrd served in a variety of roles in sales, marketing, finance, manufacturing and strategic planning at Eli Lilly and Company, a global pharmaceutical company, since January 1992, including most recently as U.S. Brand Leader for prasugrel beginning in October 2006. Mr. Byrd also served as Lilly’s Senior Director, Global Brands, Cardiovascular and Acute Care from June 2004 to September 2006, National Sales Director and U.S. Marketing Director for abciximab from March 2003 to May 2004, and Director of Marketing, Cardiovascular Business Unit from November 2001 to February 2003. Mr. Byrd holds a B.S. in mechanical engineering from Bradley University and an M.B.A. from the Harvard University Graduate School of Business Administration.

MS. HAZEL M. AKER has served as our Senior Vice President, General Counsel and Secretary since April 2007. From April 2006 to April 2007, Ms. Aker served as Senior Vice President, Operations and Business Affairs of Ambrx, Inc., a biotechnology company focused on protein therapeutics. From February 2003 to May 2006, Ms. Aker served as Senior Vice President, Regulatory Operations & Legal Affairs, General Counsel and

Secretary of Micromet, Inc., formerly CancerVax Corporation, a biotechnology company focused on the treatment and control of cancer, and served as its Vice President, General Counsel and Secretary from February 2001 to February 2003. From April 2000 to March 2001, Ms. Aker served as Vice President, General Counsel and Secretary for Alaris Medical, Inc., and its subsidiary, Alaris Medical Systems, Inc., a manufacturer of intravenous infusion therapy products and patient monitoring systems. From October 1999 to April 2000, Ms. Aker served as Vice President and General Counsel and, from December 1999 to April 2000, as Vice President of Regulatory and Quality Affairs, for Women First HealthCare, Inc. From May 1995 until October 1999, Ms. Aker served as Corporate Vice President, Legal Affairs, and Assistant General Counsel for Alaris Medical Systems, Inc., which was formerly IVAC Medical Systems, Inc. Ms. Aker also serves on the board of directors of USO Council of San Diego, Inc., a 501(c)(3) non-profit public benefit corporation. Ms. Aker is a member of the State Bar of California and holds a B.A. from the University of California, San Diego and a J.D. from the University of San Diego School of Law.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2012, except as noted in the footnotes below, for:

•	each of our named executive officers (as defined below in “Executive Compensation and Other Information—Summary Compensation Table”);

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each executive officer, director or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons on March 31, 2012 that are exercisable as of May 30, 2012, which is 60 days after March 31, 2012.

Percentage of beneficial ownership is based on 85,539,619 shares of common stock outstanding as of March 31, 2012.

Unless otherwise indicated, the address for the following stockholders is c/o Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1) One Palmer Square, Suite 515 Princeton, NJ 08542	12,782,579	14.7%
Funds affiliated with FMR L.L.C.(2) 82 Devonshire Street Boston, MA 02109	12,065,634	14.1%
Funds affiliated with Wellington Management Co. L.L.P.(3) 208 Congress Street Boston, MA 02210	10,191,975	11.9%
Funds affiliated with Frazier Healthcare(4) 601 Union Street, Suite 3200 Seattle, WA 98101	9,672,880	11.1%
Funds affiliated with Capital Research Global Investors(5) 333 South Hope Street Los Angeles, CA 90071	8,186,779	9.6%
Funds affiliated with Versant Ventures(6) 3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025	5,482,821	6.4%
Funds affiliated with Bay City Capital L.L.C.(7) 750 Battery Street, Suite 400 San Francisco, CA 94111	4,951,635	5.8%

Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors:
Theodore R. Schroeder(8)	1,664,015	1.9%
William R. LaRue(9)	463,166	*
James B. Breitmeyer, M.D., Ph.D.(10)	437,582	*
Scott A. Byrd(11)	251,874	*
Hazel M. Aker, J.D. (12)	420,827	*
Cam L. Garner(13)	1,088,941	1.3%
Brian G. Atwood(6)	5,482,821	6.4%
Samuel L. Barker(14)	106,458	*
Michael A. Berman, M.D.(15)	131,833	*
James C. Blair, Ph.D.(1)	12,782,579	14.7%
Michael L. Eagle(16)	28,819	*
Alan D. Frazier(4)	9,672,880	11.1%
Todd W. Rich, M.D.(17)	71,458	*
Christopher J. Twomey(18)	121,458	*
Executive officers and directors as a group (14 persons)(19)	32,724,711	35.2%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Includes 8,432,241 shares of common stock owned by Domain Partners VI, L.P., 90,369 shares of common stock owned by DP VI Associates, L.P., 27,500 shares of common stock owned by Domain Associates, L.L.C., 2,734,040 shares of common stock owned and 1,367,020 shares of common stock issuable upon the exercise of warrants held by Domain Partners VII, L.P. and 46,634 shares of common stock owned and 23,317 shares of common stock issuable upon the exercise of warrants held by DP VII Associates, L.P. Also includes 61,458 shares Dr. Blair has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012. Dr. Blair is a member of our board of directors, a managing member of Domain Associates, L.L.C., and a managing member of One Palmer Square Associates VI, L.L.C., and One Palmer Square Associates VII, L.L.C. One Palmer Square Associates VI, L.L.C., is the general partner of Domain Partners VI, L.P., and DP VI Associates, L.P. One Palmer Square Associates VII, L.L.C., is the general partner of Domain Partners VII, L.P., and DP VII Associates, L.P. Dr. Blair disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)	Includes 12,065,634 shares of common stock owned by funds affiliated with FMR L.L.C. at December 31, 2011 as indicated in the entity’s Schedule 13G/A, as filed with the SEC on February 14, 2012.
(3)

Includes 10,191,975 shares of common stock owned by funds affiliated with Wellington Management Company, L.L.P. at December 31, 2011 as indicated in the entity’s Schedule 13G/A, as filed with the SEC on February 14, 2012.

(4)

Includes 4,720,243 shares of common stock owned and 173,792 shares of common stock issuable upon the exercise of warrants held by Frazier Healthcare V, L.P. and 3,128,258 shares of common stock owned and 1,564,129 shares of common stock issuable upon the exercise of warrants held by Frazier Healthcare VI, L.P. The voting and disposition of the shares held by Frazier Healthcare V, L.P. is determined by FHM V, L.L.C., which is the general partner of FHM V, L.P., which is the general partner of Frazier Healthcare V, L.P. The voting and disposition of the shares held by Frazier Healthcare VI, L.P. is determined by FHM VI, L.L.C., which is the general partner of FHM VI, L.P., which is the general partner of Frazier Healthcare VI, L.P. Mr. Frazier is a member of our board of directors and a managing member of FHM V, L.L.C. and FHM VI, L.L.C. Also includes 86,458 shares Mr. Frazier has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012. Mr. Frazier disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(5)

Includes 8,186,779 shares of common stock owned by funds affiliated with Capital Research Global Investors at December 30, 2011 as indicated in the entity’s Schedule 13G/A, as filed with the SEC on February 14, 2012.

(6)

Includes 3,220,948 shares of common stock owned by Versant Venture Capital II, L.P., 61,124 shares of common stock owned by Versant Affiliates Fund II-A, L.P., 28,787 shares of common stock owned by Versant Side Fund II, L.P., 1,381,632 shares of common stock and 690,816 shares of common stock issuable upon the exercise of warrants held by Versant Venture Capital IV, L.P. and 8,704 shares of common stock and 4,352 shares of common stock issuable upon the exercise of warrants held by Versant Side Fund IV, L.P. Versant Ventures II, LLC is the general partner of, and shares voting and dispositive power over the shares of common stock held by, Versant Venture Capital II, L.P., Versant Affiliates Fund II-A, L.P. and Versant Side Fund II, L.P. Versant Ventures II, LLC disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. Versant Ventures IV, LLC is the general partner of, and shares voting and dispositive power over the shares of common stock held by, Versant Venture Capital IV, L.P. and Versant Side Fund IV, L.P. Versant Ventures IV, LLC disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. Also includes 86,458 shares that Mr. Atwood, a member of our board of directors and a managing director of Versant Ventures II, LLC and Versant Ventures IV, LLC, has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012. Mr. Atwood disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(7)

Includes 4,465,017 shares of common stock owned by funds affiliated with Bay City Capital L.L.C. and 486,618 shares of common stock issuable upon the exercise of warrants at December 31, 2011 as indicated in the entity’s Schedule 13G/A, as filed with the SEC on February 10, 2012.

(8)

Includes 1,343,851 shares Mr. Schroeder has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012. Also includes 250,000 shares acquired by Mr. Schroeder upon the exercise of stock options, 30,500 shares acquired by Mr. Schroeder as one of our co-founders, 11,000 shares acquired by Mr. Schroeder in association with our registered direct offering in February 2008 and 12,664 shares acquired on November 2, 2011, net of shares withheld to satisfy tax obligations, upon the lapse of restricted stock unit awards. Of the shares held by Mr. Schroeder, 307,500 are in a trust for the benefit of Mr. Schroeder’s family.

(9)

Includes 11,000 shares acquired by Mr. LaRue upon the exercise of stock options which are held by a trust for the benefit of Mr. LaRue’s family. Also includes 5,000 shares acquired by Mr. LaRue in association with our registered direct offering in February 2008, and 447,166 shares of common stock Mr. LaRue has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012.

(10)

Includes 427,582 shares Dr. Breitmeyer has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012. Also includes 10,000 shares acquired by Dr. Breitmeyer in association with our registered direct offering in February 2008.

(11)	Includes 249,874 shares Mr. Byrd has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012.
(12)

Includes 417,082 shares Ms. Aker has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012 and 3,745 shares acquired by Ms. Aker in association with our registered direct offering in February 2008.

(13)

Includes 61,458 shares Mr. Garner has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012. Also includes 538,435 shares acquired by Mr. Garner upon the exercise of stock options, 400,000 shares acquired by Mr. Garner as one of our co-founders and held by a limited liability company of which Mr. Garner is the sole member, 37,453 shares acquired by Mr. Garner in association with our registered direct offering in February 2008 that are held in a trust for which Mr. Garner serves as trustee, and 51,595 shares acquired by a limited liability company of which Mr. Garner is the sole member. Of the 538,435 shares acquired upon the exercise of stock options, 503,435 shares are held of record by a trust for which Mr. Garner serves as trustee, and 35,000 shares are held by a limited liability company of which Mr. Garner is the sole member.

(14)	Includes 86,458 shares Dr. Barker has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012.
(15)

Includes 86,458 shares Dr. Berman has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012. Also includes 4,610 shares held in accounts of Dr. Berman’s grandchildren and 800 shares held in a trust for which Mr. Berman serves as a trustee.

(16)	Amount represents shares Mr. Eagle has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012.
(17)	Includes 61,458 shares Dr. Rich has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012.
(18)

Includes 25,000 shares acquired by Mr. Twomey upon the exercise of stock options which are held of record by Twomey Family Investments, L.L.C., which is co-managed and 2% held by Mr. Twomey and his wife, and 98% held by the Twomey Children’s Trust, which is for the benefit of Mr. Twomey’s children and for which Mr. Twomey’s brother is the trustee. Also includes 61,458 shares Mr. Twomey has the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012 and 35,000 shares acquired by Mr. Twomey in association with our registered direct offering in February 2008 that are held in a joint trust for the benefit of Mr. Twomey’s family.

(19)

Includes 3,506,038 shares of common stock our named executive officers and directors have the right to acquire pursuant to outstanding options that are exercisable within 60 days of March 31, 2012. Also includes 3,823,426 shares of common stock issuable upon the exercise of warrants.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2011, whom we refer to as our “named executive officers.” Our named executive officers are:

Theodore R. Schroeder	President and Chief Executive Officer
William R. LaRue	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
James B. Breitmeyer, M.D., Ph.D.	Executive Vice President, Development and Chief Medical Officer
Scott A. Byrd	Senior Vice President, Chief Commercial Officer
Hazel M. Aker, J.D.	Senior Vice President, General Counsel and Secretary; Compliance Officer

Executive Summary

Our compensation program is designed to attract and retain key employees with the skills and experience needed to achieve our corporate objectives, to reward strong performance and significant impact on the achievement of corporate results, and to reward the achievement of individual and corporate objectives and demonstration of our core values of performance, transparency, respect and integrity. Underlying these core philosophies is our commitment to link pay to performance. We held our first advisory stockholder vote on executive compensation in June 2011, which resulted in over 99% of the stockholder votes cast (excluding abstentions and broker non-votes) in favor of the resolution on the compensation of our named executive officers as described in our last proxy statement. Based on this favorable direction, we have made only modest changes to our compensation plans this year.

In determining the amount of salary, bonus, stock incentive awards and other benefits to provide to each named executive officer, the compensation committee considers (1) the company’s performance against corporate objectives, (2) the executive’s success in achieving individual objectives, (3) the difficulty and complexity of achieving desired results, (4) the value of the executive’s experience, unique skills and capabilities to support long-term performance of the company, (5) historical compensation versus performance, (6) comparisons to executives with similar levels of expertise and experience in our market comparison group and our market survey data and (7) the demand and competition for executives in the marketplace in which we operate.

Our compensation committee believes that our current executive compensation policies continue to be effective in advancing our company’s strategic plans, and that our executives are motivated to work towards key objectives that will deliver value in the long-term for our stockholders without taking on unnecessary or excessive risks. Highlights of our compensation programs include:

1.	Fixed compensation is only 14% of total direct compensation for our CEO and 33% for our named executive officers overall, reflecting our focus on pay for results.

2.	Total direct compensation is generally targeted between the 50th to 60th percentiles of our defined market, assuming that we meet our goals.

3.	We use multiple metrics in our incentive plan to ensure that we execute on our commercial strategies in addition to our longer-term strategic development goals.

4.	Our compensation committee maintains complete discretion to determine the amount, if any, of bonus payments to our named executive officers, based on company performance.

5.	Our change-in-control policy includes a “double trigger” and our cash severance benefits are consistent with industry standards.

We have also implemented the following compensation governance elements to regulate our compensation programs:

1.	The compensation committee is composed solely of independent directors and it directly retains an independent compensation consultant.

2.	Our named executive officers are prohibited from engaging in hedging transactions in company stock.

3.	Our compensation policies are designed to avoid excessive or inappropriate risk-taking by our executives. The Compensation Risk Assessment in the Compensation Discussion and Analysis section of this proxy statement describes the compensation committee’s assessment that the risk arising from our company-wide programs is reasonable and in the best interests of our stockholders.

4.	Our stockholders recommended a say-on-pay frequency of every three years, which was adopted by our board of directors in direct response to our stockholders’ feedback. The compensation committee will continue to monitor our stockholders’ views on compensation to determine if any changes in our policies are required.

Our compensation committee meets during the first quarter of each fiscal year to review and approve the achievement of the company’s performance goals for the prior fiscal year, incentive compensation, if earned, based on such achievement for the prior fiscal year, performance goals for the current fiscal year, and the level and mix of named executive officer compensation for the current fiscal year. A portion of these meetings is conducted by the compensation committee without management present.

2011 Corporate Achievements. Our board of directors established corporate performance goals for the company in January 2011. These goals were: (1) the successful commercial launch of OFIRMEV® (acetaminophen) injection, (2) ensure adequate production and supply chain to meet market demand for OFIRMEV, (3) complete post-marketing commitment negotiations with the FDA, and (4) maintain adequate cash resources. At the time that the performance goals were established, the outcome was uncertain and the goals were deemed to be challenging, yet achievable if we fully executed on our business plan. We believe that our accomplishments during 2011 illustrate our ability to execute our business plan and achieve targeted goals. These accomplishments include:

•

The successful commercial launch of OFIRMEV. We launched OFIRMEV, the first and only intravenous formulation of acetaminophen approved in the United States, in January 2011. OFIRMEV had received hospital formulary acceptance at over 1,580 institutions as of December 31, 2011. In addition, sales of OFIRMEV accelerated over the course of the year resulting in total net product revenue of $11.5 million for 2011, of which $5.9 million was recognized in the fourth quarter. OFIRMEV has been used at an extensive number of institutions, with over 2,200 unique accounts having placed orders for the product during the year. In addition, we estimate that between 400,000 and 600,000 patients were treated with OFIRMEV during the launch year.

•

Ensure adequate production and supply chain to meet market demand for OFIRMEV. We received FDA approval for our supplemental supplier of OFIRMEV in 2011, which was desirable in order to avoid or minimize any potential supply disruptions. We also worked closely with our third party logistics provider, wholesalers and distributors in order to achieve timely order fulfillment and high levels of customer service.

•

Complete post-marketing commitment negotiations with the FDA. In connection with the approval of OFIRMEV, we agreed to conduct a post-marketing efficacy study of OFIRMEV in infants and neonates. During 2011, negotiations were completed and a protocol was submitted to the FDA for a clinical trial of OFIRMEV that is designed to satisfy our post-NDA approval commitments to conduct a study in pediatric patients under two years of age. The FDA has agreed to a due date for the completion of this study in August 2015.

•

Maintain adequate cash resources. We achieved total revenue in 2011 of $16.7 million, including $11.5 million of net product revenue and $5.2 million of licensing revenue, primarily related to a one-time data license to Terumo Corporation, which intends to seek regulatory approval in Japan for the same intravenous formulation of acetaminophen as OFIRMEV. We also strengthened our balance sheet in the fourth quarter by completing a public offering of 21.8 million shares of our common stock, which resulted in net proceeds of $77.3 million, amending our credit facility, which provided a net $3.4 million of additional capital and delayed principal repayment until 2013, and restructuring our workforce to reduce costs.

Key 2011 Compensation Decisions. We believe that the 2011 compensation of our named executive officers was appropriate and properly aligned with both our 2011 corporate performance and each officer’s 2011 individual performance. Key executive compensation decisions in 2011 included:

•

Market-Driven Base Salary Increases. In March 2011, our compensation committee met to determine the annual base salaries of our named executive officers, and approved raises in the range of 3.25% to 10.0%. On an aggregated basis, the annual base salaries for our named executive officers are consistent with median salary levels for similarly situated executives at companies in our market comparison group. The foregoing base salary increases were intended to bring the executives’ salaries into line with this pay positioning.

•

Increase in Percentage of Bonuses Tied to Corporate Performance. For 2011, the compensation committee increased the portion of executive bonuses tied to the achievement of corporate objectives. For 2011, our President and Chief Executive Officer’s bonus was based 100% on the achievement of the company’s goals (unchanged from 2011). The bonuses for our other named executive officers were based 75% on the achievement of corporate goals (increased from 60% in 2010) and 25% on the achievement of individual goals (decreased from 40% in 2010). The change to the relative weighting of these levels in 2011 was made to further align the compensation of our named executive officers with the performance of the company.

•

Achievement Levels for Corporate and Individual Performance. In January 2012, our compensation committee determined that the achievement level of the corporate performance objectives was 65%. This decision was made at the discretion of the compensation committee after reviewing the performance of the company both in relation to its stated objectives and relative to the performance of the company as a whole over the course of the year. As our President and Chief Executive Officer’s bonus is based 100% on the achievement of the company’s goals, Mr. Schroeder was awarded a bonus of 65% of his target bonus. The compensation committee determined that the achievement levels of individual performance goals during 2011 for our named executive officers other than our President and Chief Executive Officer ranged between 90% and 115%, which, factoring in the weighting of the corporate achievement level, resulted in bonus awards for our executive officers other than our President and Chief Executive Officer that ranged from 71% to 78% of their respective targets.

•

Continued Emphasis on Long-Term Incentive Awards. As part of the company’s efforts to align executive compensation with the long-term financial interests of the company’s stockholders, the compensation committee determined that the 2011 bonuses of our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer would be paid entirely in stock options, and the 2011 bonuses of the other named executive officers would be paid half in cash and half in stock options. All such stock options granted in lieu of cash bonuses for 2011 vest six months after the grant date. Stock option awards were also granted to our named executive officers in March 2011. Mr. Schroeder received a unique award that vests over six years, with the majority of the award vesting during the second half of that period. The grant to Mr. Schroeder was made as a retention award. The other named executive officers received awards that vest over four years. In each case, the award was made to tie the officer’s compensation with the long-term performance of the company.

Overview of Compensation Program, Objectives and Philosophy

Our compensation program is designed to attract and retain key employees with the skills and experience needed to achieve our corporate objectives, to reward strong performance and significant impact on the achievement of corporate results, and to reward the achievement of individual and corporate objectives and demonstration of our core values of performance, transparency, respect and integrity. Our executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our named executive officers should reflect their success as a management team, as well as their individual contributions, in attaining key strategic and operating objectives. We believe that the performance of our named executive officers in managing our company in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. As a result, our compensation program consists of elements designed to motivate both short- and long-term performance, with the overarching goal of aligning our employees’ incentives with the long-term financial interests of our stockholders.

Our compensation program consists of five elements: base salary; annual, variable cash and equity incentive bonus awards; long-term equity incentive awards; benefits; and severance and termination protection. Each of these elements is described in more detail below. We have selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentage are set with the goal of attracting and retaining employees and adequately compensating and rewarding them for the services they perform. Our equity programs are geared toward providing incentives and rewards for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

Through the compensation arrangements described above, a significant portion of our executive officer compensation program is contingent upon individual and company-wide performance, and realization of benefits from the program by our executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executive officers and the volatility of our business may result in highly variable compensation during any given annual period. We do not, however, have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information regarding current and long-term goals to determine the appropriate level and mix of incentive compensation.

Based upon our compensation program objectives and philosophy, the amount of each element of compensation for our executive officers is determined by our compensation committee, which uses the following factors to determine the amount of salary, bonus, stock incentive awards and other benefits to provide to each executive:

•	the company’s performance against corporate objectives;

•	the executive’s success in achieving individual objectives;

•	difficulty and complexity of achieving desired results;

•	value of the executive’s experience, unique skills and capabilities to support long-term performance of the company;

•	historical compensation versus performance;

•	comparison to executives with similar levels of expertise and experience in our market comparison group and our market survey data, as described below;

•	internal equity across the company’s leadership team given the importance of teamwork in effectively meeting our goals; and

•	the demand and competition for executives in the marketplace in which we operate.

The compensation levels of our named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Schroeder, in his role as President and Chief Executive Officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our market comparison group and the survey compensation data reviewed by our compensation committee.

Role of the Compensation Committee and Named Executive Officers in Setting Compensation

The compensation committee has the primary authority to determine our company’s compensation philosophy and to establish compensation for our executive officers. In the first quarter of each year, the compensation committee reviews the performance of each of our executive officers during the previous year and, based upon the outcome of a performance review, the compensation committee reviews and adjusts base salaries for our executive officers, determines appropriate cash and equity incentive awards, and approves elements of the incentive bonus plan for the executives for the current year, including target bonuses and corporate objectives. Based on the compensation objectives and philosophy outlined above, the compensation committee considers all components of compensation and, in general, targets the 50th to 60th percentiles of total compensation for similarly-situated executives at the companies within our market comparison group represented by the market survey data we review, as discussed further below. However, each executive’s actual compensation may be higher or lower than targeted compensation levels based upon our company’s overall performance and the performance, job criticality, experience and skill set of the particular executive, and our incentive program allows for achievement of compensation levels above target levels based upon the achievement of exceptional results.

In making these compensation decisions, it is the practice of our compensation committee to review the historical levels of each element of each executive officer’s total compensation (salary, bonus, stock option incentive awards, benefits, and severance/termination protection) and to compare each element with that of the executive officers in an appropriate market comparison group. For 2011, the compensation committee engaged Radford (an Aon Hewitt Company), an independent compensation consultant, to perform a competitive assessment of each executive officer’s compensation utilizing a specific market comparison group of biotechnology and pharmaceutical companies. Market information was gathered from publicly available sources in addition to Radford’s Global Life Sciences databases for national and regional companies in the pharmaceutical and biotechnology industries. Radford reports to and is accountable to the compensation committee, and the firm may not conduct any other work for our company without the authorization of the compensation committee.

Radford provided our compensation committee with information and recommendations regarding the base salaries, target total cash compensation, target incentive opportunities, and total potential ownership of executive officers based on the market assessment. Radford also provides information on equity compensation practices, levels of dilution and incentive plans to inform the compensation committee’s decisions. To assist the compensation committee in making its compensation determinations, this information was also provided to our President and Chief Executive Officer, who prepared his own recommendations regarding the compensation of all executive officers, excluding himself. The chairman of our board of directors makes compensation recommendations to the board of directors and compensation committee with respect to our President and Chief Executive Officer.

The recommendations provided to the compensation committee were based upon an annual performance review for each named executive officer by the President and Chief Executive Officer. As part of this process, our executive officers provide input regarding their contributions to our company’s achievements for the period being assessed. The compensation committee may, in its sole discretion, accept or adjust the executive compensation recommendations it is given. No named executive officer is allowed to be present at the time his or her compensation is being discussed or determined.

Response to 2011 Say-On-Pay Vote

We held our first advisory stockholder vote on executive compensation in June 2011, with over 99% of the stockholder votes cast (excluding abstentions and broker non-votes) in favor of the resolution on the compensation of our named executive officers as described in our last proxy statement. Based on this favorable direction, we have made only modest changes to our compensation plans this year.

In addition, our stockholders recommended a say-on-pay frequency of every three years, which was adopted by our board of directors, in direct response to their feedback. The compensation committee will continue to monitor our stockholders’ views on compensation to determine if any changes in our policies are required.

Use of Market Comparison Data in Determining Executive Compensation

For 2011, our compensation committee worked with Radford to select and approve the comparison group of companies included in the competitive assessment. Our compensation committee aims to choose a comparison group in line with best practices, and changes were made to focus the group based on sector, revenue, market cap and stage. Radford provided an independent review of the peer group and recommended changes for the compensation committee’s consideration. The comparison group was based upon the following criteria:

•	Industry Focus—biotechnology and specialty pharmaceutical companies;

•

Stage of Development—a blend of companies with either marketed products, but with limited commercial infrastructure, or companies with no marketed products, but in the later stages of product development;

•	Revenues—generally below $200 million to reflect companies in a newly commercial or scaling-up phase of business;

•

Market Capitalization—generally between $200 million and $1.2 billion, based upon the companies’ trading ranges at the time of selection, which was generally one half to three times the company’s then-current valuation;

•	Number of Employees—companies with, on average, between 150 to 500 employees to reflect the organizational scale and complexity of the business; and

•	Location—companies located in the west or east coast biotechnology hubs.

For 2011, the compensation committee approved the companies comprising the market comparison group, which are:

Acorda Therapeutics, Inc.	Momenta Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Nektar Therapeutics
Avanir Pharmaceuticals, Inc.	NPS Pharmaceuticals, Inc.
Dyax Corp.	Optimer Pharmaceuticals, Inc.
Halozyme Therapeutics, Inc.	Orexigen Therapeutics, Inc.
Idenix Pharmaceuticals, Inc.	Questcor Pharmaceuticals, Inc.
InterMune, Inc.	Santarus, Inc.
Isis Pharmaceuticals, Inc.	Savient Pharmaceuticals, Inc.
ISTA Pharmaceuticals, Inc.	Theravance, Inc.
Jazz Pharmaceuticals Public Limited Company

Radford relied on data for the peer group gathered through publicly available information included in company proxy statements and Radford’s Global Life Sciences Compensation Survey for the specific peer group. In addition, data was gathered from a broader group of companies in the life sciences sector with headcounts between 150 and 500 employees, reflecting the complexity and scale of the company’s business. In considering an individual named executive officer’s compensation, Radford predominantly utilized peer group information and supplemented that with survey information to provide more specific market information where the direct peer group did not have sufficient data for that officer. This approach is an industry best practice to make sure that the compensation committee is not relying on a limited number of data points to make these critical decisions. The compensation committee received a detailed report outlining the statistical summaries for each of the named executive officers in order to assist them in their decision making.

The selected companies in the market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent, and were not selected on the basis of executive compensation levels. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the immediate market comparison group and is represented by the survey data. As a result, the compensation committee uses a combination of industry survey data and peer group data to analyze the overall competitiveness of the company’s compensation.

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. While compensation paid by other companies is a factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other factors described above, and relies upon the judgment of its members in making executive compensation decisions.

Elements of Executive Compensation

Base Salary: On an aggregated basis, the annual base salaries for our named executive officers are consistent with median salary levels for similarly situated executives at companies in our market comparison group. As a general matter, the base salary for each named executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. The compensation committee annually reviews and, if appropriate, adjusts the base salaries of our President and Chief Executive Officer and other members of senior management. Each of our named executive officers has entered into an employment agreement with us that prohibits the compensation committee from materially decreasing his or her base salary as part of this annual review process. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the compensation committee assesses individual performance against job responsibilities, our overall company performance, our budget for merit increases, and competitive salary information. Base salary is intended to provide a baseline of compensation that does not fluctuate except for, potentially, merit-based increases and market comparisons.

In March 2011, the compensation committee increased base salaries for our named executive officers. The table below shows the base salary approved by the Compensation Committee for each of the named executive officers and the percentage increase over the 2010 base salaries.

Named Executive Officer	2011 Base Salary at 12/31/11	% increase over 2010 base salary
Theodore R. Schroeder President and Chief Executive Officer	$538,500	10.0%
William R. LaRue Senior Vice President and Chief Financial Officer	$341,417	6.5%
James B. Breitmeyer Executive Vice President and Chief Medical Officer	$396,764	3.25%
Scott A. Byrd Senior Vice President, Chief Commercial Officer	$344,224	3.5%
Hazel M. Aker Senior Vice President, General Counsel and Secretary	$339,174	7.0%

At the time that the decisions were made, base salary levels for Messrs. Schroeder and LaRue and Ms. Aker were in the 25th percentile, which warranted a larger increase to ensure that their overall compensation was competitive.

Annual Incentive Compensation Plan: Our compensation committee believes it is important to have a significant percentage of each executive officer’s total compensation contingent upon the company’s overall performance, as well as upon the level of his or her own contribution toward the company’s performance. This allows our named executive officers to receive incentive compensation in the event certain specified corporate and, if applicable, individual performance measures are achieved. The use of corporate performance goals is intended to establish a link between the executive’s pay and our business performance.

In March 2011, our compensation committee approved our 2011 corporate bonus plan, which designates a target bonus amount for each named executive officer, expressed as a percentage of his or her base salary. These target bonus amounts are 75% for our President and Chief Executive Officer (increased from 60% in 2010), 40% for our Executive Vice President and Senior Vice Presidents (increased from 35% in 2010), and 30% for our other Vice Presidents (unchanged from 2010). These percentages were determined based upon a target of the 60th percentile of bonuses for similarly-situated executives at companies within our market comparison group, as represented by the market survey data we review. Our named executive officers were eligible to receive bonuses if certain individual and corporate performance criteria were achieved during the 2011 fiscal year.

With respect to both corporate goals and individual goals, our compensation committee places performance into one of four categories: excellent in view of prevailing conditions, acceptable in view of prevailing conditions, meeting some but not all objectives, or not acceptable in view of prevailing conditions. Each of these categorizations results in the application of a multiplier to the target amount of the bonus that is applicable to the corporate or individual goals. For 2011, the ranges applied were 75% to 150% for excellent performance, 50% to 100% for acceptable performance, 25% to 50% for performance meeting some but not all objectives, and 0% for unacceptable performance. However, the compensation committee has broad discretion with respect to the actual multiplier to apply in each case.

Our board of directors established corporate performance goals for purposes of the 2011 corporate bonus plan in January 2011. These goals were: (1) the successful commercial launch of OFIRMEV, weighted at 50%, (2) ensure adequate production and supply chain to meet market demand for OFIRMEV, weighted at 30%, (3) complete post-marketing commitment negotiations with the FDA, weighted at 10%, and (4) maintain adequate cash resources, weighted at 10%.

In January 2012, our compensation committee determined that the achievement level of the foregoing corporate performance objectives was 65%. In making that determination, the compensation committee took into account factors in addition to the foregoing stated corporate objectives. The compensation committee decided that, despite the company’s successful commercial launch of OFIRMEV and success relative to the other stated objectives, it was important to consider the company’s overall performance during 2011, particularly in light of the decrease in the price of the company’s common stock during the year.

In March 2012, our compensation committee met to perform its annual review of executive compensation, and determined that each of our named executive officers performed well individually and effectively managed their respective business areas to contribute significantly to our overall corporate achievements for the year. The calculation of the bonus to be paid to our President and Chief Executive Officer under our incentive bonus program is entirely dependent upon the achievement of our corporate performance goals. Our compensation committee determined that Mr. Schroeder demonstrated exceptional leadership during the company’s launch year for OFIRMEV, but because our incentive bonus program dictates that his incentive award will be based entirely on the achievement of the company’s goals, Mr. Schroeder was awarded a bonus equal to 65% of his target bonus.

Under our incentive bonus program, awards to our named executive officers other than our President and Chief Executive Officer are dependent upon the achievement of both our corporate performance goals and individual performance. For 2011, these bonuses were based 75% on the achievement of corporate goals (increased from 60% in 2010) and 25% on the achievement of individual goals (decreased from 40% in 2010). The change to the relative weighting of these levels in 2011 was made to further align the compensation of our named executive officers with the performance of the company. The individual goals, which are discussed below, vary for each of our named executive officers based upon each individual’s job responsibilities, and they are intended to provide an incentive for the named executive officer to help us achieve our corporate goals. The analysis of overall individual performance is based upon numerous factors, including the achievement of the individual’s performance goals, and ultimately upon a subjective evaluation by the compensation committee. The compensation committee determined that the achievement levels of individual performance goals during 2011 for these named executive officers ranged between 90% and 115%, which resulted in bonus awards for 2011 for these individuals that ranged from 71% to 78% of their respective targets. As part of the company’s efforts to align executive compensation with the long-term financial interests of the company’s stockholders, the compensation committee determined that the 2011 bonuses of our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer would be paid entirely in stock options, and the 2011 bonuses of the other named executive officers would be paid half in cash and half in stock options that vest six months after the grant date. The number of stock options to be granted to each named executive officer was determined by converting the value of the bonus to be paid in the form of stock options into stock options with an equivalent of 1.5 times the Black-Scholes value.

Named Executive Officer	Individual Performance Objectives (Weight Attributed to Objective) and Achievement Level	Overall Achievement Level of Corporate Performance Objectives	Overall Achievement Level of Individual Performance Objectives	2011 Bonus Award Cash and Options (% of Base Salary)	% of Target Bonus Achieved
Theodore R. Schroeder President and Chief Executive Officer	• Achievement of corporate performance objectives (100%)	65%	—	Cash: $0 Options: 164,074 (49%)	65%

William R. LaRue Senior Vice President and Chief Financial Officer	• Support the successful launch of OFIRMEV and business development activities (30%): Met in Part • Ensure timely and effective communication to the investment community (20%): Met in Full • Effectively manage cash and operating expenses (25%): Exceeded • Collaborate on and support corporate risk management strategies (10%): Met in Full • Implement and maintain effective financial reporting controls and infrastructure (15%): Met in Full	65%	100%	Cash: $0 Options: 62,949 (30%)	74%

James B. Breitmeyer Executive Vice President and Chief Medical Officer	• Support the successful launch of OFIRMEV (30%): Met in Part • Support efforts to ensure adequate production and supply chain to meet market demand for OFIRMEV (20%): Exceeded • Complete post-marketing commitment negotiations with the FDA (20%): Exceeded • Effectively manage department operating expenses (10%): Met in Full • Complete preparatory activities required for implementation of document management system (10%): Met in Full • Support corporate business development activities (10%): Met in full	65%	100%	Cash: $58,523 Options: 36,577 (30%)	74%

Named Executive Officer	Individual Performance Objectives (Weight Attributed to Objective) and Achievement Level	Overall Achievement Level of Corporate Performance Objectives(1)	Overall Achievement Level of Individual Performance Objectives(1)	2010 Bonus Award (% of Base Salary)	% of Target Bonus Achieved
Scott A. Byrd Senior Vice President, Chief Commercial Officer	• Meet formulary approval targets and grow net sales in order to successfully launch OFIRMEV (60%): Met in Part • Ensure adequate production and supply chain to meet market demand for OFIRMEV and timely order fulfillment (20%): Exceeded • Effectively manage department operating expenses (10%): Met in Full • Support corporate investor relations program and business development activities (10%): Met in Full	65%	90%	Cash: $49,052 Options: 30,657 (29%)	71%

Hazel M. Aker Senior Vice President, General Counsel and Secretary

•    Provide legal support for commercial activities required to successfully launch OFIRMEV (20%): Exceeded

•    Manage the company’s intellectual property estate and defense against generic challenges (20%): Exceeded

•    Provide advice and support for corporate development, collaboration and strategic planning activities (20%): Met in Full

•    Provide advice and support to ensure adequate production and supply chain to meet market demand for OFIRMEV (10%): Exceeded

•    Provide advice and support for financing transactions in order to maintain adequate cash resources (10%): Exceeded

•    Provide advice and support with respect to with corporate governance matters, risk management activities, labor and employment matters, and post-marketing commitments, and continue to develop internal legal department capabilities (20%): Exceeded

		65%	115%	Cash: $52,572 Options: 32,857 (31%)	78%

The cash incentive payments approved by our compensation committee for our named executive officers for 2011, based on the committee’s assessments of company and individual performance, are set forth below in the “Summary Compensation Table” below.

Stock Incentive Awards: We generally provide stock-based incentive award compensation to our named executive officers through grants of stock options. Stock option grants allow us to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by executives, and

•	maintain competitive levels of total compensation in order to attract and retain key executives.

Stock option grant levels are determined based on market data and vary among executive officers based on their positions and performance. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events. Our 2006 Equity Incentive Award Plan defines the exercise price of our stock option grants to be the closing price of our common stock on the Nasdaq Global Market on the grant date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Our 2006 Equity Incentive Award Plan also allows us to provide other types of equity awards to our executive officers, including RSUs.

In March 2011, stock option awards ranging from 80,000 to 500,000 were granted to our named executive officers as part of our compensation committee’s annual review of executive compensation. In determining the amount of these awards, factors considered by the compensation committee were market survey data provided by Radford, individual performance, the expected criticality of the individual’s position to the company’s long-term success, retention and tenure with the company. Our compensation committee generally targets between the 50th to 60th percentiles of awards for similarly-situated executives at companies within our market comparison group, as represented by relevant market survey data. The awards for Mr. Byrd (80,000 options) and Ms. Aker (80,000 options) were within the target range of the 50th to 60th percentile. The awards for Messrs. LaRue (125,000 options) and Breitmeyer (110,000 options) were at the 75th percentile based on a determination by the compensation committee that special adjustments were warranted for reasons of performance, retention and positions critical to the future of the company. All of the awards to named executive officers other than our President and CEO have a ten year term, and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Mr. Schroeder’s grant (500,000 options) was made as a retention award and to tie Mr. Schroeder’s compensation with our long-term performance. For these reasons, Mr. Schroeder’s grant, which also has a ten year term, will vest over a six-year period, with the majority of the award vesting during the second half of that period. During the vesting period, (1) 50,000 of the shares subject to the option will vest one year after the grant date, (2) 1/12th of 50,000 shares will vest on the first day of each full month in the second year after the grant date, (3) 1/12th of 50,000 shares will vest on the first day of each full month in the third year after the grant date, (4) 1/12th of 100,000 shares will vest on the first day of each full month in the fourth year after the grant date, (5) 1/12th of 125,000 shares will vest on the first day of each full month in the fifth year after the grant date and (6) 1/12th of 125,000 shares will vest on the first day of each full month in the sixth year after the grant date, so that all of the shares subject to the option will be vested on the first day of the full month following the sixth anniversary of the grant date, provided that Mr. Schroeder continues to provide services to the company. For a description of the change of control provisions applicable to the equity awards granted to our named executive officers, see “Severance Benefits and Change of Control Arrangements” below.

We do not have stock ownership requirements for our officers or directors.

Other Benefits

In order to attract, retain, and pay market levels of compensation, we provide our named executive officers and our other employees the following benefits and perquisites.

Medical Insurance: The company provides to each named executive officer and their dependents such health, dental and vision insurance coverage, and flexible spending accounts, as the company may from time to time make available to its other eligible employees.

Life and Disability Insurance: The company provides each named executive officer such disability and/or life insurance as the company may from time to time make available to its other eligible employees.

401(k) Plan: The company provides to each named executive officer a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

All of our employees are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily-prescribed annual limit, which was $16,500 for 2011. Eligible employees who are 50 years of age or older were permitted to contribute an additional $5,500 to the 401(k) plan in 2011. Our 401(k) plan permits, but does not require, additional matching or non-elective contributions to our 401(k) plan by us on behalf of all participants in our 401(k) plan. To date, we have not made any matching or non-elective contributions to our 401(k) plan.

Pension Benefits: We do not provide pension arrangements or post-retirement health coverage for our executives or employees.

Non-qualified Deferred Compensation: We do not provide any non-qualified defined contribution or other deferred compensation plans.

Perquisites: We do not generally provide perquisites to our named executive officers or other employees.

Summary

We believe that the 2011 compensation of our named executive officers was appropriate and properly aligned with both our 2011 corporate performance and each officer’s 2011 individual performance, and that the total compensation paid to our named executive officers was consistent with our compensation objectives and philosophy. Through the compensation arrangements described above, a significant portion of our executive officer compensation program is contingent upon individual and company-wide performance, and realization of benefits from the program by our executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executive officers and the volatility of our business may result in highly variable compensation during any given annual period.

Summary Compensation Table

The following table provides a summary of the compensation received by our named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Theodore R. Schroeder	2011	$530,341	$—		$—		$3,042,309	(5)(6)	$262,519	(5)	$—		$3,835,169
President, Chief Executive	2010	$481,454	$—		$—		$948,991		$234,982		$—		$1,665,427
Officer and Director	2009	$433,125	$—		$436,400	(4)	$1,157,608	(5)	$244,756	(5)	$—		$2,271,889

William R. LaRue	2011	$337,944	$—		$—		$735,860	(5)	$100,718	(5)	$—		$1,174,522
Senior Vice President, Chief	2010	$318,524	$—		$—		$316,330		$112,203		$—		$747,057
Financial Officer, Treasurer and Assistant Secretary	2009	$306,512	$—		$218,200	(4)	$373,874	(5)	$105,190	(5)	$—		$1,003,776

James B. Breitmeyer, M.D., Ph.D.	2011	$394,683	$—		$—		$638,909	(5)	$117,046	(5)	$—		$1,150,638
Executive Vice President,	2010	$381,812	$—		$—		$442,862		$139,876		$—		$964,550
Development and Chief Medical Officer	2009	$367,413	$—		$272,750	(4)	$579,038	(5)	$128,676	(5)	$—		$1,347,877

Scott A. Byrd	2011	$342,284	$—		$—		$466,524	(5)	$98,104	(5)	$12,505	(9)	$919,417
Senior Vice President, Chief	2010	$331,061	$—		$—		$1,518,386		$121,060		$23,590	(10)	$1,994,097
Commercial Officer	2009	$171,117	$55,000	(7)	$—		$919,816	(5)	$55,226	(5)(8)	$189,299	(11)	$1,390,458

Hazel M. Aker, J.D.	2011	$335,476	$—		$—		$467,535	(5)	$105,144	(5)	$—		$908,155
Senior Vice President, General	2010	$314,953	$—		$—		$1,265,321		$110,945		$—		$1,691,219
Counsel and Secretary	2009	$302,606	$—		$218,200	(4)	$411,451	(5)	$105,290	(5)	$—		$1,037,547

(1)	Reflects the gross wages earned during the respective fiscal year.
(2)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. These amounts reflect the grant date fair value of awards granted in the relevant year except as noted below, calculated using the Black-Scholes option pricing model. Information regarding assumptions made in valuing the option grants under this model can be found in Note 2 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 13, 2012. The amounts presented for 2011 and 2009 include the incremental grant date fair value of the portion of the officers’ 2011 and 2009 non-equity incentive plan compensation paid in the form of stock option awards, granted on March 14, 2012 and March 25, 2010, respectively, over that portion of the Black-Scholes value of such stock options on the date of grant equal to the applicable percentage of the officer’s 2011 and 2009 non-equity incentive plan compensation paid in the form of stock options. Similarly, the amounts presented for 2010 do not include the 2009 non-equity incentive plan compensation paid in the form of stock option awards granted in 2010. See footnote (5) below.

(3)

Amount represents annual non-equity incentive plan compensation, as described above under the heading “Annual Incentive Compensation Plan.” All of the amounts earned for each fiscal year were paid in the following year.

(4)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. These amounts represents the grant date fair value of performance-based restricted stock units awarded on August 31, 2009 under the 2006 Equity Incentive Award Plan based upon the fair market value of the company’s common stock price on the date of grant, and calculated assuming that the highest level of performance will be achieved. Information regarding assumptions made in valuing the stock awards can be found in Note 2 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 15, 2010. One-half of each award was canceled as of December 31, 2009 as a portion of the requisite performance criteria was not achieved. The restrictions for the remaining half of each award lapsed on November 2, 2011, and the applicable shares were acquired by the participants as detailed in the “Option Exercises and Stock Award Vesting Table,” below.

(5)

The amounts presented in the “Non-Equity Incentive Plan Compensation” column represent the aggregate 2011 and 2009 non-equity incentive plan compensation to which each named executive officer was entitled, as described above under the heading “Annual Incentive Compensation Plan.” Messrs. Schroeder and LaRue each received 100% of his 2011 non-equity incentive plan compensation in the form of stock option awards that vest on the six month anniversary of the grant date. The remaining named executive officers each received 50% of his or her 2011 non-equity incentive plan compensation paid in the form of a stock option award that vest on the six month anniversary of the grant date, and 50% in cash, paid in the first quarter of 2012. The amount by which the grant date fair value of these stock options determined using the Black-Scholes value exceeded the allocation of the bonus payment for the option awards is included in the “Option Awards” column for 2011 and 2009, and the assumptions used in determining the value, are indicated below:

Name	Total 2011 Non-Equity Incentive Plan Compensation	Amount of 2011 Non-Equity Incentive Plan Compensation Paid in Cash	Total Grant Date Fair Value of Stock Options Awarded in lieu of 2011 Non-Equity Incentive Plan Compensation(a)	Incremental Grant Date Fair Value included in the “Option Awards” Column
Theodore R. Schroeder	$262,519	$—	$337,914	$75,395
William R. LaRue	$100,718	$—	$129,645	$28,927
James B. Breitmeyer, M.D.	$117,046	$58,523	$75,331	$16,808
Scott A. Byrd	$98,104	$49,052	$63,139	$14,087
Hazel M. Aker, J.D.	$105,144	$52,572	$67,670	$15,098

(a)

Reflects the grant date fair value of the stock options awarded to the named executive officer on March 14, 2012, in lieu of the applicable percentage of his or her 2011 non-equity incentive plan compensation. The value of the options awarded was determined using 1.5 times the Black-Scholes value of the bonus to be paid, using the following assumptions to calculate the Black-Scholes value: risk-free interest rate of 1.19%; dividend yield of 0.0%; expected volatility of 69.4%; and a contractual term of 5.25 years.

Name	Total 2009 Non-Equity Incentive Plan Compensation	Amount of 2009 Non-Equity Incentive Plan Compensation Paid in Cash	Total Grant Date Fair Value of Stock Options Awarded in lieu of 2009 Non-Equity Incentive Plan Compensation(b)	Incremental Grant Date Fair Value included in the “Option Awards” Column
Theodore R. Schroeder	$244,756	$122,378	$204,920	$82,542
William R. LaRue	$105,190	$52,595	$87,823	$35,228
James B. Breitmeyer, M.D.	$128,676	$64,338	$105,388	$41,050
Scott A. Byrd	$55,226	$27,613	$46,839	$19,226
Hazel M. Aker, J.D.	$105,290	$52,645	$87,823	$35,178

(b)

Reflects the grant date fair value of the stock options awarded to the named executive officer on March 25, 2010, in lieu of 50% of his or her 2009 non-equity incentive plan compensation. The value of the options awarded was determined using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 2.65%; dividend yield of 0.0%; expected volatility of 76.8%; and a contractual term of 5 years.

(6)

Includes a one-time award of 500,000 options made in March 2011 as a retention award and to tie Mr. Schroeder’s compensation with our long-term performance. This award will vest over a six-year period, with the majority of the award vesting during the second half of that period. The vesting schedule is described in Footnote 2 of the Grants of Plan-Based Awards Table.

(7)	Amount includes a $30,000 sign-on bonus and a $25,000 relocation bonus.
(8)	Mr. Byrd’s non-equity incentive plan compensation for 2009 was prorated based upon Mr. Byrd’s hire date.
(9)	Amount includes housing assistance payments, including tax gross-up, of $11,920 and group term life insurance premiums of $585.
(10)	Amount includes housing assistance payments, including tax gross-up, of $23,050 and group term life insurance premiums of $540.
(11)

Amount includes a home purchase assistance payment of $50,000 to facilitate Mr. Byrd’s home purchase in the San Diego area; realtor commissions incurred in selling Mr. Byrd’s home to facilitate his relocation, including tax gross-up, of $54,637; moving expenses incurred in the transport Mr. Byrd’s property to San Diego of $26,906; temporary housing and related expenses incurred by Mr. Byrd prior to his home purchase, including tax gross-up, of $26,471; the reimbursement of lost tuition, including tax gross-up, of $4,332; housing assistance payments, including tax gross-up, of $6,502; group term life insurance of $966; and a tax gross-up of $19,485 on Mr. Byrd’s sign-on and relocation bonuses.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards as of December 31, 2011 held by our named executive officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Theodore R. Schroeder	510,935	—	—	$1.36	5/8/2016	—	—	—	—
Theodore R. Schroeder	100,000	—	—	$15.13	3/21/2017	—	—	—	—
Theodore R. Schroeder	375,000	25,000	—	$6.01	3/17/2018	—	—	—	—
Theodore R. Schroeder	137,500	62,500	—	$8.35	3/17/2019	—	—	—	—
Theodore R. Schroeder	35,000	—	—	$9.22	3/25/2020	—	—	—	—
Theodore R. Schroeder	65,625	84,375	—	$9.22	3/25/2020	—	—	—	—
Theodore R. Schroeder	—	500,000	—	$8.55	3/16/2021	—	—	—	—

William R. LaRue	176,250	—	—	$3.20	6/11/2016	—	—	—	—
William R. LaRue	37,500	—	—	$3.20	8/22/2016	—	—	—	—
William R. LaRue	45,000	—	—	$15.13	3/21/2017	—	—	—	—
William R. LaRue	56,250	3,750	—	$6.01	3/17/2018	—	—	—	—
William R. LaRue	43,312	19,688	—	$8.35	3/17/2019	—	—	—	—
William R. LaRue	15,000	—	—	$9.22	3/25/2020	—	—	—	—
William R. LaRue	21,875	28,125	—	$9.22	3/25/2020	—	—	—	—
William R. LaRue	—	125,000	—	$8.55	3/16/2021	—	—	—	—

James B. Breitmeyer, M.D., Ph.D.	61,250	—	—	$3.20	8/13/2016	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	50,000	—	—	$15.13	3/21/2017	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	140,625	9,375	—	$6.01	3/17/2018	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	55,000	25,000	—	$8.35	3/17/2019	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	15,000	—	—	$11.00	7/15/2019	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	18,000	—	—	$9.22	3/25/2020	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	30,625	39,375	—	$9.22	3/25/2020	—	—	—	—
James B. Breitmeyer, M.D., Ph.D.	—	110,000	—	$8.55	3/16/2021	—	—	—	—

Scott A. Byrd	75,520	49,480	—	$11.00	7/14/2019	—	—	—	—
Scott A. Byrd	8,000	—	—	$9.22	3/25/2020	—	—	—	—
Scott A. Byrd	105,000	135,000	—	$9.22	3/25/2020	—	—	—	—
Scott A. Byrd	—	80,000	—	$8.55	3/16/2021	—	—	—	—

Hazel M. Aker, J.D.	150,000	—	—	$17.32	4/15/2017	—	—	—	—
Hazel M. Aker, J.D.	60,937	4,063	—	$6.01	3/17/2018	—	—	—	—
Hazel M. Aker, J.D.	48,125	21,875	—	$8.35	3/17/2019	—	—	—	—
Hazel M. Aker, J.D.	15,000	—	—	$9.22	3/25/2020	—	—	—	—
Hazel M. Aker, J.D.	87,500	112,500	—	$9.22	3/25/2020	—	—	—	—
Hazel M. Aker, J.D.	—	80,000	—	$8.55	3/16/2021	—	—	—	—

(1)

Option grants vest such that 25% are vested one year after the grant date and 1/48th of the original number of options granted vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the grant date. However, the options granted on March 25, 2010 in lieu of cash under the 2009 non-equity compensation plan were fully vested on the date of grant and the option granted to Mr. Schroeder on March 16, 2011 vest over a six-year period, with the majority of the award vesting during the second half of that period. During the vesting period, (1) 50,000 of the shares subject to the option will vest one year after the grant date, (2) 1/12th of 50,000 shares will vest on the first day of each full month in the second year after the grant date, (3) 1/12th of 50,000 shares will vest on the first day of each full month in the third year after the grant date, (4) 1/12th of 100,000 shares will vest on the first day of each full month in the fourth year after the grant date, (5) 1/12th of 125,000 shares will vest on the first day of each full month in the fifth year after the grant date and (6) 1/12th of 125,000 shares will vest on the first day of each full month in the sixth year after the grant date, so that all of the shares subject to the option will be vested on the first day of the full month following the sixth anniversary of the grant date, provided that Mr. Schroeder continues to provide services to the company. All options have a term of ten years from the grant date.

Grants of Plan-Based Awards Table

The following table summarizes stock options and non-equity incentive plan awards granted to our named executive officers during the last fiscal year.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- Lying Options (#)(2)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Theodore R. Schroeder	3/16/11	—	—	—	—	—	—	—	500,000	$8.55	$2,966,914
Theodore R. Schroeder	—	$—	$403,875	$605,813	—	—	—	—	—	—	—

William R. LaRue	3/16/11	—	—	—	—	—	—	—	125,000	$8.55	$706,933
William R. LaRue	—	$—	$136,567	$204,850	—	—	—	—	—	—	—

James B. Breitmeyer, M.D., Ph.D.	3/16/11	—	—	—	—	—	—	—	110,000	$8.55	$622,101
James B. Breitmeyer, M.D., Ph.D.	—	$—	$158,706	$238,058	—	—	—	—	—	—	—

Scott A. Byrd	3/16/11	—	—	—	—	—	—	—	80,000	$8.55	$452,437
Scott A. Byrd	—	$—	$137,690	$206,534	—	—	—	—	—	—	—

Hazel M. Aker, J.D.	3/16/11	—	—	—	—	—	—	—	80,000	$8.55	$452,437
Hazel M. Aker, J.D.	—	$—	$135,670	$203,504	—	—	—	—	—	—	—

(1)	Includes awards granted under our annual non-equity incentive compensation plan, as described above under the heading “Annual Incentive Compensation Plan.”
(2)

With the exception of the options granted to Mr. Schroeder, amounts represent non-qualified stock options granted under the 2006 Equity Incentive Award Plan which vest such that 25% are vested one year after the grant date and 1/48th of the original number of options granted vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the grant date. The options granted to Mr. Schroeder vest over a six-year period, with the majority of the award vesting during the second half of that period. During the vesting period, (1) 50,000 of the shares subject to the option will vest one year after the grant date, (2) 1/12th of 50,000 shares will vest on the first day of each full month in the second year after the grant date, (3) 1/12th of 50,000 shares will vest on the first day of each full month in the third year after the grant date, (4) 1/12th of 100,000 shares will vest on the first day of each full month in the fourth year after the grant date, (5) 1/12th of 125,000 shares will vest on the first day of each full month in the fifth year after the grant date and (6) 1/12th of 125,000 shares will vest on the first day of each full month in the sixth year after the grant date, so that all of the shares subject to the option will be vested on the first day of the full month following the sixth anniversary of the grant date, provided that Mr. Schroeder continues to provide services to the company.

(3)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. These amounts reflect the grant date fair value of awards granted in the current years, calculated using the Black-Scholes option pricing model. Information regarding assumptions made in valuing the option grants under this model can be found in Note 2 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 13, 2012.

Stock Option Exercises and Stock Award Vesting Table

The following table summarizes the exercises of stock options made by our named executive officers and stock awards held by our executive officers that vested during our last fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Theodore R. Schroeder	—	—	20,000	$114,400
William R. LaRue	—	—	10,000	$57,200
James B. Breitmeyer, M.D., Ph.D.	68,000	$321,448	12,500	$71,500
Scott A. Byrd	—	—	—	—
Hazel M. Aker, J.D.	—	—	10,000	$57,200

Post-Termination Benefits

Severance Benefits and Change of Control Arrangements

We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our named executive officers in the event of a change of control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control. We do not provide our executives with gross ups under the employment agreements.

The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her death or permanent disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary for days worked prior to the executive’s date of termination, a lump sum cash payment equal to the executive’s annual base salary, and a lump sum cash payment equal to the executive’s prorated annual bonus (an amount equal to the bonus awarded for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year prior to the date of termination; or if the executive has not received a bonus because he or she was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs). Additionally, in the event of an executive’s death, his or her eligible dependents would receive 12 months healthcare benefits continuation coverage at our expense. In the event of an executive’s permanent disability, he or she will receive 12 months of healthcare insurance benefit continuation coverage at our expense and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for “cause,” as defined in the agreements and described below, or if the executive resigns with “good reason,” as defined in the agreements and described below. Specifically, if such termination occurs within three months prior to or within 12 months following a change of control (provided that, if the executive’s termination precedes the consummation of a change in control, the change of control must occur no later than March 1 of the calendar year immediately following the year in which the termination occurs) each executive will receive any accrued but unpaid base salary as of the date of termination, a lump sum cash payment equal to the executive’s annual base salary, a lump sum cash payment equal to the executive’s prorated annual bonus (an amount equal to the bonus awarded for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year prior to the date of termination; or if the executive has not received a bonus because he or she was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs), 12 months of healthcare insurance benefit continuation coverage at our expense and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months, plus a maximum of $15,000 towards outplacement services. If such termination occurs more than three months prior to a change of control or more than 12 months following a change of control, each executive will receive the benefits described in the previous sentence, less the prorated annual bonus.

The employment agreements provide that, in the event an executive’s employment is terminated by us other than for cause or as a result of the executive’s death or permanent disability, or if the executive resigns for good reason, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months following the date of termination will immediately vest on the date of termination. In addition, if an executive’s employment is terminated by us other than for cause or if an executive resigns for good reason within three months prior to or 12 months following a change of control, all of the executive’s remaining unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the later of (1) the date of termination or (2) the date of the change of control. This accelerated vesting is in addition to any accelerated vesting provided generally under our stock option plans.

Provided that the relevant stock award agreements do not specify a longer exercise period, an executive may generally exercise his or her stock awards until three months after the date of the executive’s termination of employment, except that the executive may also exercise his or her stock awards three months after the date of a change of control, if the executive’s employment is terminated by us other than for cause or if the executive resigns for good reason within three months prior to a change of control, and if such stock awards were granted on or after the effective date of the executive’s employment agreement. In no event, however, may an executive exercise any stock award later than its original outside expiration date.

In addition, the employment agreements provide that, in connection with a change of control, 50% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of stock awards, will immediately become vested. This accelerated vesting is in addition to any accelerated vesting provided under our stock option plans.

The employment agreements also include standard noncompetition, non-solicitation and nondisclosure covenants on the part of the executives. During the term of each executive’s employment with us, the employment agreements provide that he or she may not compete with our business in any manner, except that an executive may own insignificant equity positions in publicly traded companies so long as the executive does not control such company. During the term of each executive’s employment with us and for any period during which he or she is receiving severance, the employment agreements provide that he or she may not solicit our employees or consultants. The employment agreements also reaffirm the executives’ obligations under our standard employee proprietary information and inventions agreement to which each executive is a party.

For purposes of the employment agreements, “cause” means, generally, the executive’s commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us, the executive’s conviction of, or plea of guilty or no contest to a felony, the executive’s unauthorized use or disclosure of our confidential information or trade secrets that has a material adverse impact on us, any unauthorized use or disclosure by the executive of our confidential information or trade secrets that has a material adverse impact on us, the executive’s gross negligence, insubordination, material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s ongoing and repeated failure or refusal to perform or neglect of his or her duties (where such failure, refusal or neglect continues for 15 days following the executive’s receipt of written notice from our board or our President and Chief Executive Officer), or a breach by the executive of any material provision of his or her employment agreement. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

For purposes of the employment agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation (other than in connection with a general reduction in base compensation for personnel with similar status and responsibilities), a material change in the geographic location at which the executive must perform his or her duties, or any other action or inaction that constitutes a material breach of our obligation to the executive under the employment agreement, provided that the executive submits written notice of the occurrence of such events or conditions within 90 days of the occurrence of such event, and that the company has not remedied such events or conditions within a 30-day period after receipt of such written notice. An executive resignation for good reason must occur within 90 days of the occurrence of such events or conditions.

The following table summarizes potential change of control and severance payments to each named executive officer who was employed by us on December 31, 2011. The four right-hand columns describe the payments that would apply in four different potential scenarios—a change of control without a termination of employment; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within three months before a change of control or within 12 months following a change of control; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within three months before a change of control or within 12 months following a change of control; or the named executive officer’s termination of employment as a result of death or disability. The table assumes that the termination or change of control occurred on December 31, 2011. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change of control, we have assumed a price per share of our common stock of $3.95, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 30, 2011, the last trading day of 2011. Equity awards with exercises prices above the closing price on December 30, 2011 are not included in the presentation as they are not considered to have intrinsic value.

Potential Change of Control and Severance Payments

Name	Benefit Type	Payment in the Case of a Change in Control Without Termination	Payment in the Case of a Termination Other than for Cause or for Good Reason, if Within 3 Months Prior to or Within 12 Months Following a Change in Control	Payment in the Case of a Termination Other than for Cause or for Good Reason, Not Within 3 Months Prior to and Not Within 12 Months Following a Change in Control	Payment in the Case of Termination as a Result of Death or Disability
Theodore R. Schroeder	Cash Severance(1)	$—	$538,500	$538,500	$538,500
	Accrued Vacation	—	62,135	62,135	62,135
	Continued Benefit Coverage(2)	—	21,457	21,457	21,457
	Bonus(3)	—	234,982	—	234,982
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	—	—	—	—

	Total Value:	$—	$872,074	$637,092	$857,074

Name	Benefit Type	Payment in the Case of a Change in Control Without Termination	Payment in the Case of a Termination Other than for Cause or for Good Reason, if Within 3 Months Prior to or Within 12 Months Following a Change in Control	Payment in the Case of a Termination Other than for Cause or for Good Reason, Not Within 3 Months Prior to and Not Within 12 Months Following a Change in Control	Payment in the Case of Termination as a Result of Death or Disability
William R. LaRue	Cash Severance(1)	$—	$341,417	$341,417	$341,417
	Accrued Vacation	—	33,708	33,708	33,708
	Continued Benefit Coverage(2)	—	20,449	20,449	20,449
	Bonus(3)	—	112,203	—	112,203
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	—	—	—	—

	Total Value:	$—	$522,777	$410,574	$507,777

James B. Breitmeyer,
M.D., Ph.D.	Cash Severance(1)	$—	$396,764	$396,764	$396,764
	Accrued Vacation	—	45,780	45,780	45,780
	Continued Benefit Coverage(2)	—	21,457	21,457	21,457
	Bonus(3)	—	139,876	—	139,876
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	—	—	—	—

	Total Value:	$—	$618,877	$479,001	$603,877

Scott A. Byrd	Cash Severance(1)	$—	$344,224	$344,224	$344,224
	Accrued Vacation	—	38,174	38,174	38,174
	Continued Benefit Coverage(2)	—	20,718	20,718	20,718
	Bonus(3)	—	121,060	—	121,060
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	—	—	—	—

	Total Value:	$—	$539,176	$418,116	$524,176

Hazel M. Aker, J.D.	Cash Severance(1)	$—	$339,174	$339,174	$339,174
	Accrued Vacation	—	38,919	38,919	38,919
	Continued Benefit Coverage(2)	—	16,124	16,124	16,124
	Bonus(3)	—	110,945	—	110,945
	Outplacement Services	—	15,000	15,000	—
	Value of Stock Incentive Award Acceleration(4)	—	—	—	—

	Total Value:	$—	$520,162	$409,217	$505,162

(1)	All cash severance is payable in a lump sum.
(2)

Represents 12 months of healthcare insurance benefit continuation coverage and a lump-sum payment sufficient to pay the premiums for life insurance benefits coverage for 12 months. In the case of termination by death, life insurance premiums of $2,583 for Mr. Schroeder and Mr. Breitmeyer, $1,845 for Mr. Byrd, and $1,575 for Mr. LaRue and Ms. Aker, would not be provided.

(3)

Pursuant to the employment agreements, the bonus for severance purposes is equal to (i) the bonus awarded to the executive for the fiscal year prior to the date of termination, annualized to the extent the executive was not employed for the entire fiscal year, or (ii) if the executive has not received a bonus because the executive was not employed for a sufficient time, the target annual bonus for the fiscal year in which the date of termination occurs.

(4)

For the purpose of this presentation, the value of the acceleration is calculated by multiplying the number of stock awards that are subject to acceleration by the difference between the closing price of our common stock on December 31, 2011 and the exercise or purchase price of the stock awards. If the exercise or purchase price of the stock awards is greater than the closing price of our common stock on December 31, 2011, no value for that stock award was included in the presentation.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the company’s executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2009, 2010 and 2011 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2012 will exceed that limit. In addition, our 2006 Equity Incentive Award Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2011, about our common stock that may be issued upon the exercise of stock options and the vesting of restricted stock units granted to employees, consultants and members of our board of directors under all existing equity compensation plans including our 2006 Equity Incentive Award Plan and our 2004 Equity Incentive Award Plan. The 2006 Equity Incentive Award Plan was adopted at the time of our initial public offering in October 2006, which coincided with the discontinuance of the 2004 Equity Incentive Award Plan. We amended and restated this plan in April 2010, which became effective in May 2010 upon approval by our stockholders.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, restricted stock units, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plan Category:
Equity compensation plans approved by security holders	7,973,609	(1)	$8.21	(2)	1,014,264	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	7,973,609		$8.21	(2)	1,014,264	(3)

(1)

Of these shares of common stock, 6,937,755 shares were subject to outstanding options under the 2006 Equity Incentive Award Plan and 1,031,478 shares were subject to outstanding options under the 2004 Equity Incentive Award Plan. In addition, 4,376 of the shares were subject to outstanding restricted stock units under the 2006 Equity Incentive Award Plan.

(2)

As restricted stock units do not have an exercise price, the weighted average exercise price does not take into account the 4,376 restricted stock units outstanding under the 2006 Equity Incentive Award Plan.

(3)

The 2006 Equity Incentive Award Plan contains an “evergreen” provision which allows for annual increases in the number of shares available for future issuance on January 1 of each year through January 1, 2016. The annual increase in the number of shares shall be equal to the lesser of (1) 4% of our outstanding common stock on the applicable January 1 or (2) such lesser amount determined by our board of directors. At January 1, 2011, 2010, 2009 and 2008, the board of directors approved the amount of shares authorized for future issuance under the 2006 Plan to be increased by 1,893,220 shares, 1,766,960 shares, 1,269,576 shares and 1,018,939 shares, respectively, under this provision. Effective January 1, 2012, the board of directors authorized an additional 3,334,952 shares for future issuance under the 2006 Plan pursuant to the provision; however, the issuance of such shares under the 2006 Plan is subject to stockholder approval of an amendment to our amended and restated certificate of incorporation to increase our authorized shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policies and Procedures

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties, unless such transactions are reviewed and approved by a comparable body of the board of directors comprised solely of independent directors. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee or other comparable committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review and approve all compensation-related policies involving our directors and executive officers.

Certain Related-Party Transactions

On June 21, 2010, we entered into an option agreement with Incline Therapeutics, Inc., or Incline, a privately held specialty pharmaceutical company, pursuant to which we obtained an exclusive, irrevocable option to acquire Incline. Incline is developing IONSYS™ (fentanyl iontophoretic transdermal system), an investigational product candidate intended to provide patient-controlled analgesia for adult inpatients requiring opioids following surgery. Frazier Healthcare VI, L.P. owns approximately 22.4% of Incline’s Series A Preferred Stock. Alan D. Frazier, one of our directors, has an ownership interest in Frazier Healthcare VI, L.P., and is a member of the general partner of the entity that serves as general partner of Frazier Healthcare VI, L.P. In addition, David Socks, who was our Senior Vice President, Corporate Development and Strategy, resigned in connection with the Option Agreement in order to join Incline as President and Chief Operating Officer.

In consideration for the option to acquire Incline, we paid Incline a $3.5 million upfront option fee and we made a second payment of $3.5 million upon Incline’s receipt of the second tranche of its Series A financing. We are now in the second of two option periods during which we may acquire Incline for an amount not to exceed $228.0 million, plus payment of an additional amount not to exceed $57.0 million upon FDA approval of IONSYS.

The second option period extends until the earliest to occur of (1) 30 days after the date on which Incline submits a supplemental NDA for IONSYS to the FDA, (2) 30 days after the filing of an initial public offering by Incline, or (3) 42 months after the effective date of the option. We have an exclusive right of first negotiation to acquire Incline for the six-month period following the expiration of the second option period and may elect to extend the second option period for two additional three-month periods upon the payment of $2.5 million to Incline for each period. During the option periods, Incline will remain primarily responsible for the development of IONSYS. However, we and Incline have formed a joint development committee to oversee the global development and regulatory approval for the IONSYS product candidate.

In consideration of our expenditure of funds in connection with conducting due diligence on IONSYS, we received $500,000 of Incline Series A preferred stock, or 500,000 shares, on terms generally consistent with Incline’s other Series A preferred stock investors.

Severance Benefits and Change of Control Arrangements

We have entered into employment agreements with Theodore R. Schroeder, our President and Chief Executive Officer; William R. LaRue, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary; James B. Breitmeyer, M.D., Ph.D., our Executive Vice President, Development and Chief Medical Officer; Scott A. Byrd, our Senior Vice President, Chief Commercial Officer; and Hazel M. Aker, J.D., our Senior Vice President, General Counsel and Secretary. For further information, see “Executive Compensation and Other Information—Post-Termination Benefits—Severance Benefits and Change of Control Arrangements” above.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2011, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Kim Kamdar, a managing member of Domain Associates, LLC, filed a Form 3 on January 17, 2012 for an event that occurred on January 1, 2011, and Dr. Berman filed a Form 5 on February 14, 2012 that included events that occurred on May 18, 2010.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2013 must be received by us no later than January 4, 2013, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our amended and restated bylaws, a stockholder who wishes to make a proposal at the 2013 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than the close of business on February 13, 2013 and no later than the close of business on March 15, 2013 unless the date of the 2013 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2013 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2013 annual meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2011 will be mailed to stockholders of record with this proxy statement on or about May 4, 2012. Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed in writing to Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130, Attention: Investor Relations, by email to ir@cadencepharm.com, or by telephone to (858) 436-1400 (collect).

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report. If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report without charge by sending a written request to Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130, Attention: Investor Relations. We will promptly send additional copies of the proxy statement or annual report. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report can request delivery of a single copy of the proxy statement or annual report by contacting their broker, bank or other intermediary or sending a written request to Cadence Pharmaceuticals, Inc. at the address above.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Theodore R. Schroeder
President, Chief Executive Officer and Director

San Diego, California

May 4, 2012

[]                    ¢

PROXY

CADENCE PHARMACEUTICALS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2012

The undersigned stockholder of Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby appoints Theodore R. Schroeder and William R. LaRue, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held at the Homewood Suites by Hilton Hotel, located at 11025 Vista Sorrento Parkway, San Diego, California 92130 on Wednesday, June 13, 2012 at 8:00 am, local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

CADENCE PHARMACEUTICALS, INC.

June 13, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.cadencepharm.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20430300000000001000 1	061312

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.   To elect four directors for a three-year term to expire at the 2015 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

			2. To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: O Cam L. Garner O Brian G. Atwood O Samuel L. Barker O Michael L. Eagle		3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL EXCEPT (See instructions below)			THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢